UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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Filed by a Party other than the Registrant  ☐
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☑	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12
REGAL REXNORD CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

REGAL REXNORD CORPORATION
200 State Street
Beloit, Wisconsin 53511
Notice of 2022 Annual Meeting of Shareholders
To Be Held April 26, 2022
To the Shareholders of Regal Rexnord Corporation:
You are hereby notified that the 2022 Annual Meeting of Shareholders of Regal Rexnord Corporation will be held in the Customer Experience Center Theater located on the first floor at our Motion Control Solutions segment headquarters, 111 W. Michigan Street, Milwaukee, Wisconsin 53203, on Tuesday, April 26, 2022 at 9:00 a.m., Central Daylight Time, for the following purposes:
1.	To elect ten directors for terms expiring at the 2023 Annual Meeting of Shareholders.
2.	To consider a shareholder advisory vote on the compensation of our named executive officers as disclosed in the accompanying proxy statement.
3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022.
4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Our Board of Directors has fixed the close of business on March 4, 2022 as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting of shareholders.
We are furnishing our proxy materials to our shareholders over the Internet. This process expedites the delivery of proxy materials, maintains convenient access to the proxy materials by our shareholders and provides clear instructions for receiving proxy materials and voting your shares. It is also friendly to the environment.
On March 17, 2022, we mailed to our shareholders the Notice of Internet Availability of Proxy Materials. That Notice contains instructions on how to access our 2022 Proxy Statement and 2021 Annual Report and how to vote online. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how our shareholders can (i) receive a paper copy of the Proxy Statement and Annual Report, if the shareholder received only a Notice of Internet Availability of Proxy Materials this year, or (ii) elect to receive their Proxy Statement and Annual Report only over the Internet, if the shareholder received them by mail this year.
Due to the continuing impact of the COVID-19 pandemic, and to support the health and safety of our employees and shareholders, we will provide internet and audio access to the meeting again this year. Instructions for accessing the live audio and webcast are provided in this proxy statement. Please note that shareholders will not be able to vote or revoke a proxy through the live audio or webcast, nor participate actively. For those shareholders who decide to attend the meeting in person, health and safety measures consistent with U.S. Center for Disease Control and Prevention (CDC) and other federal, state and local guidelines will be in place in order to limit exposure to the virus.
Regardless of how you choose to participate, it is important that your shares are represented at the annual meeting of shareholders. You may vote your shares over the Internet at the website identified in the Notice of Internet Availability of Proxy Materials or via the toll-free telephone number identified in that Notice. If you received a paper copy of the proxy card by mail, then you may sign and date the proxy card and return it by mail in the envelope provided. The Notice of Internet Availability of Proxy Materials contains instructions for use of all three methods of voting. If, for any reason, you should subsequently change your plans, you may, of course, revoke your proxy at any time before it is actually voted.
By Order of the Board of Directors REGAL REXNORD CORPORATION

Beloit, Wisconsin	Thomas E. Valentyn
March 17, 2022	Vice President, General Counsel and Secretary

i

PROXY STATEMENT
This proxy statement relates to the solicitation by Regal Rexnord Corporation (“we” or our “Company”), on behalf of its Board of Directors (our “Board”), of your proxy to vote your shares of our Company’s common stock at the 2022 Annual Meeting of Shareholders and all adjournments or postponements thereof (the “Annual Meeting”). We mailed our Notice of Internet Availability of Proxy Materials and we are making available this proxy statement on March 17, 2022. We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the Annual Meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

COMMONLY ASKED QUESTIONS AND ANSWERS
ABOUT THE ANNUAL MEETING
Q:	What am I being asked to vote on?
A: •   The election of directors;
•	An advisory vote on the compensation of our named executive officers as disclosed in this proxy statement; and
•	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022.
Q:	Who can vote?
A:
Holders of our common stock as of the close of business on the record date, March 4, 2022, may vote at the Annual Meeting, either in person or by proxy. Each share of common stock is entitled to one vote.

Q:	How do I vote?
A:
On March 17, 2022, we mailed our Notice of Internet Availability of Proxy Materials, which includes instructions for accessing this proxy statement and our 2021 Annual Report, as well as instructions for our shareholders to vote over the Internet, via a toll-free telephone number or by mail by signing, dating and returning a paper proxy card. You can vote in the following ways:

By Proxy—Before the Annual Meeting, you can give a proxy to vote your shares of common stock in one of the following ways:
•	by telephone;
•	by using the Internet; or
•	by completing and signing a proxy card and mailing it in time to be received by 5:00 p.m., Central Daylight Time, Friday, April 22, 2022, if you request to receive a paper copy of a proxy card.
The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are printed on the Notice of Internet Availability of Proxy Materials.
If you mail your properly completed and signed proxy card to us and we receive it by 5 p.m., Central Daylight Time, Friday, April 22, 2022, or vote by telephone or the Internet, then your shares of common stock will be voted according to the choices that you specify. If you sign and mail your proxy card to us without making any choices, your proxy will be voted:
•	FOR the election of all persons nominated by our Board for election as directors;
•	FOR the approval of the compensation of our named executive officers; and
•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022.
Other than the election of directors, approval of the compensation of our named executive officers and the ratification of the selection of our independent registered public accounting firm, we are not currently aware of any other matters that will be brought before the Annual Meeting. However, by giving your proxy, you appoint the persons named as proxies as your representatives at the Annual Meeting. If a matter comes up for a vote at the Annual Meeting that is not included in the proxy materials, then the proxy holders will vote your shares in accordance with their best judgment.
In Person—You may come to the Annual Meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, then your broker, bank or other nominee will provide you with instructions for voting your shares.
Note that shareholders will not be able to vote a proxy through the live audio or webcast, nor participate actively.

Q:	May I change or revoke my vote?
A:	You may change your vote or revoke your proxy at any time prior to your shares being voted by:
•	notifying our Secretary in writing that you are revoking your proxy;
•	giving another signed proxy that is dated after the date of the proxy that you wish to revoke;
•	using the telephone or Internet voting procedures; or
•	attending the Annual Meeting and voting in person (attendance at the Annual Meeting alone will not revoke your proxy).
Note that shareholders will not be able to revoke a proxy through the live audio or webcast.
Q:	Will my shares be voted if I do not provide my proxy?
A:
It depends on whether you hold your shares in your own name or in the name of a brokerage firm. If you hold your shares directly in your name, then they will not be voted unless you provide a proxy or vote in person at the Annual Meeting. Brokerage firms or other nominees generally have the authority to vote customers’ uninstructed shares on certain “routine” matters. If your shares are held in the name of a brokerage firm, the brokerage firm may have the discretionary authority to vote your shares in connection with the ratification of our independent registered public accounting firm if you do not timely provide your proxy because this matter is considered “routine” under the New York Stock Exchange (“NYSE”) listing standards.

However, if you have not provided directions to your broker, your broker will not be able to vote your shares with respect to the election of directors or the approval of the compensation of our named executive officers. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.
Q:	What constitutes a quorum?
A:
As of the record date, March 4, 2022, 67,227,585 shares of our common stock were issued and outstanding and entitled to vote at the Annual Meeting. To conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or the Internet, then you will be considered present at the Annual Meeting for purposes of determining the presence of a quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining the presence of a quorum. A broker “non-vote” occurs when a broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under NYSE rules, does not have discretionary authority to vote on a proposal.

Q:	What vote is needed for these proposals to be adopted?
A:
Proposal 1—The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting is required to elect each director (assuming a quorum is present). Abstentions and broker “non-votes” will have the effect of votes against the election of director nominees.

Proposal 2—The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting is required to approve the compensation of our named executive officers (assuming a quorum is present). Because this vote is advisory, the results of the vote are not binding on our Board or our Compensation and Human Resources Committee. However, if there is a significant vote against the compensation of our named executive officers, then our Board and our Compensation and Human Resources Committee will carefully evaluate whether any actions are necessary to address those concerns. Abstentions and broker non-votes will have the effect of votes against this proposal.
Proposal 3—The affirmative vote of the holders of a majority of the shares of our common stock represented and voted at the Annual Meeting (assuming a quorum is present) is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022. Abstentions will have the effect of votes against this proposal. See the Q&A, above, titled “Will my shares be voted if I do not provide my proxy?” regarding the effect broker non-votes will have on this proposal.
Q:	Who conducts the proxy solicitation and how much will it cost?
A:
We are requesting your proxy for the Annual Meeting and will pay all costs of soliciting shareholder proxies. In addition to soliciting proxies by mail and through the Internet, we may request proxies personally and by telephone, fax or other means. We can use our directors, officers and regular employees to request proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket and clerical expenses for forwarding solicitation materials to beneficial owners of our common stock.

Q:	Are our Company’s proxy materials available on the Internet?
A:	Yes. Our Company’s proxy statement for the Annual Meeting and 2021 Annual Report to Shareholders are available at www.proxyvote.com.
Q:	Where can I access the live audio and webcast?
A:
To listen to the live audio and view the meeting slide deck during the meeting, please visit our Investors website: https://investors.regalrexnord.com. To listen to live audio only, by phone, please dial 1-888-317-6003 (toll free) or 1-412-317-6061, and enter passcode 9736146. Those planning to listen to the live audio or view the webcast should connect at least 10 minutes prior to the meeting.

For further questions regarding how to access the Annual Meeting, please contact Investor Relations at 608-361-7530.
As previously noted, the live audio and webcast is being offered as an accommodation to shareholders due to the continuing impact of the COVID-19 pandemic. You will not be able to vote or revoke a proxy through the live audio or webcast, nor participate actively in the Annual Meeting. Therefore, to ensure that every vote is counted at the Annual Meeting, we strongly encourage you to vote as instructed in the Notice of Internet Availability of Proxy Materials.

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board is currently comprised of eleven directors with the terms of each director expiring at the Annual Meeting. Our Board has nominated Jan A. Bertsch, Stephen M. Burt, Anesa T. Chaibi, Theodore D. Crandall, Christopher L. Doerr, Michael F. Hilton, Louis V. Pinkham, Rakesh Sachdev, Curtis W. Stoelting and Robin A. Walker-Lee, each of whom is currently serving as a director, for election at the Annual Meeting to serve until the 2023 annual meeting of shareholders and until their successors are duly elected and qualified. We include background information on all of the nominees below.
Upon election, the directors will hold office for a term expiring at the 2023 annual meeting of shareholders and until their successors have been duly elected and qualified. Our Board has established a retirement age of 72 within the Corporate Governance Guidelines and our Company’s Bylaws. Specifically, a director is expected to retire from our Board on the day and hour of the annual shareholders meeting next following his or her 72nd birthday. Pursuant to the Corporate Governance Guidelines and the Bylaws, our Board considered the status of Mr. Doerr, who has attained the age of 72. After due consideration of his qualities, skills and attributes, and taking into account all of the circumstances, our Board has waived the retirement age with respect to Mr. Doerr based on its determination that it would be beneficial to have Mr. Doerr continue to serve as a director due to his knowledge and experience with our Company, his contributions to our Board and to the Corporate Governance, Sustainability and Director Affairs Committee and his significant involvement in ongoing matters relating to business development, director recruitment and other governance matters. Accordingly, our Board has nominated Mr. Doerr for election at the Annual Meeting.
Additionally, after serving on our Board since 2005, Dean A. Foate will be retiring from our Board at the expiration of his term at the Annual Meeting. Our Board has acted to reduce the size of the Board to ten directors effective at the expiration of Mr. Foate’s term, and is proposing ten nominees for election at the Annual Meeting.
Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of our Board’s nominees for election as directors. Our Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected. However, in the event that any nominee should be unable or unwilling to serve, the shares represented by proxies received will be voted for another nominee selected by our Board.
Our Corporate Governance, Sustainability and Director Affairs Committee periodically reviews and recommends to our Board the qualities, skills and attributes desired in our directors to reflect the unique challenges facing, and business strategies of, our Company. The Corporate Governance, Sustainability and Director Affairs Committee reviews the qualities, skills and attributes of proposed nominees when it makes director nominee recommendations to our Board and compares them against the desired qualities, skills and attributes. Our Board reviews this information when considering proposed nominees.

Some of the challenges and strategies we face in our business, and the corresponding desired qualities, skills and attributes, are described in the following table.
Challenges/Strategies	Desired Qualities, Skills, Attributes
We are a global company with operations and customers around the world
• Diversity of gender, race, ethnicity, nationality,
cultural and/or professional experience
• Significant international experience
• Experience as a current or former chief executive officer or chief operating officer, or significant operations experience

We have grown substantially through acquisition, and future acquisitions are one component of our capital deployment strategy	• Business development/M&A experience • Knowledge of investment banking and/or capital markets

Our presence and sales in multiple global jurisdictions and across several business platforms results in a wide variety of transactions in many different currencies	• Experience as a current or former chief financial officer • Expertise in matters of public accounting

We believe that good corporate governance will improve our operating performance and aligns with the interests of our shareholders	• Public company board experience • Knowledgeable in corporate governance

Our industry has numerous unique challenges associated with manufacturing our products as well as conducting our business
• Knowledge and experience in our industry
• Current or past experience with manufacturing, including supply chain management and lean principles
• Experience with having responsibility for the profit and loss of a business/operation

One of the key elements of our strategy is to profitably grow organically by innovating our products around the themes of energy efficiency and disruptive technologies
• Experience in driving growth with innovative
products, systems or services
• Entrepreneurial experience
• Expertise in technology, engineering and
information technology
• Commercial expertise, including in sales and marketing and 80/20

The following sets forth certain information, as of March 4, 2022, about each of our Board’s nominees for election at the Annual Meeting. Except as otherwise noted, each nominee has engaged in the principal occupation or employment and has held the offices shown for more than the past five years.
Nominees for Election at the Annual Meeting:
Name	Age	Director Since	Principal Occupation; Office, if any, Held in our Company; Other Directorships
Jan A. Bertsch	65	2019
Ms. Bertsch is retired and was most recently the Senior Vice President and Chief Financial Officer of Owens-Illinois, Inc., from 2015–2019. Prior to this role, Ms. Bertsch served as Executive Vice President and Chief Financial Officer of Sigma-Aldrich Corporation from 2012–2015. Prior to that role, Ms. Bertsch served as Treasurer and then Vice President, Controller and Principal Accounting Officer at BorgWarner, from 2009–2012. Ms. Bertsch also served as Corporate Treasurer and Chief Information Officer at Chrysler LLC and earlier in various roles of increasing responsibility in Finance and Treasury at Ford Motor Company. Ms. Bertsch has a B.S. in Finance from Wayne State University and an M.B.A. from Eastern Michigan University, and she serves as a director of BWX Technologies, Inc. and Meritor, Inc. Among the qualities, skills, and attributes desired by our Board, Ms. Bertsch has
 • CFO experience;
 • Expertise in matters of public accounting;
 • Extensive M&A experience;
 • Gender, ethnic or racial diversity;
 • Innovation / entrepreneurial experience;
 • Experience in manufacturing;
 • Global experience;
 • Engineering / IT / technical expertise; and
 • Operating (P&L) experience.

Stephen M. Burt	57	2010
Mr. Burt is the Managing Director of Duff & Phelps (a provider of independent financial advisory and investment banking services). Mr. Burt is currently the leader of the firm’s Mergers and Acquisitions Advisory practice, as well as the President of Duff & Phelps Securities, LLC (a provider of merger and acquisition advisory services), and has been with the company since 1994. Mr. Burt has a B.S. in Finance from Indiana University and an M.B.A. in Finance from DePaul University. Mr. Burt serves on the Finance Advisory Board in the Driehaus College of Business at DePaul University and was previously an NACD Board Leadership Fellow. Among the qualities, skills, and attributes desired by our Board, Mr. Burt has
 • Extensive M&A experience;
 • Investment banking and capital markets expertise;
 • Experience in our industry;
 • Global experience;
 • Marketing expertise;
 • Operating (P&L) experience;
 • Corporate governance knowledge; and
 • Shareholder / investor relations experience.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in our Company; Other Directorships
Anesa T. Chaibi	55	2014
Ms. Chaibi has served as the President and Chief Executive Officer of CoolSys, Inc., a market-leading refrigeration and HVAC service provider since October 2021. Prior to joining CoolSys, Ms. Chaibi served as an industry advisor in the Industrial and Business Services Group with Warburg Pincus, a leading global private equity firm focused on growth investing, from 2019–2021. Prior to that role, Ms. Chaibi was the Chief Executive Officer and a director of Optimas OE Solutions, LLC, a global provider of integrated supply chain solutions and engineering support, from 2016-2019. Previously, Ms. Chaibi served as President and Chief Executive Officer of HD Supply Facilities Maintenance, a division of HD Supply Holdings, Inc. (an industrial supplier), from 2005–2015. Prior to this role, Ms. Chaibi held a variety of roles of increasing responsibility within several business units at General Electric from 1989–2005. Ms. Chaibi has a B.S. in Chemical Engineering from West Virginia University and an M.B.A. from the Fuqua School of Business at Duke University. Additionally, Ms. Chaibi is an NACD Board Leadership Fellow. Ms. Chaibi has served as a director of Advanced Drainage Systems, Inc., a leading global manufacturer of stormwater and onsite septic wastewater management products and solutions, since 2020. Among the qualities, skills, and attributes desired by our Board, Ms. Chaibi has
 • CEO experience;
 • Industrial technology background;
 • Extensive M&A experience;
 • Gender and ethnic or racial diversity;
 • Innovation / entrepreneurial experience;
 • Experience in manufacturing;
 • Global experience;
 • Engineering / IT / technical expertise;
 • Marketing expertise;
 • Operating (P&L) experience; and
 • Corporate governance knowledge.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in our Company; Other Directorships
Theodore D. Crandall	66	2021
Mr. Crandall retired from Rockwell Automation, a leading global provider of industrial automation power, control and information solutions in 2019. His most recent roles included Senior Vice President of the Control Products and Solutions segment from 2017 to 2019, and Senior Vice President and Chief Financial Officer of Rockwell Automation from 2007 to 2017. Prior to that Mr. Crandall served in a variety of executive roles in finance, manufacturing and logistics and general management for Rockwell Automation and Electronics Corporation of America, a company acquired by Rockwell Automation in 1986. Prior to joining our Board, Mr. Crandall served as a director of Zurn Water Solutions Corporation (formerly known as Rexnord Corporation) from 2015 to 2021. Mr. Crandall received a Bachelor’s degree in Management Science and Economics and Master’s degree in Industrial Administration from Carnegie-Mellon University. Among the qualities, skills and attributes desired by our Board, Mr. Crandall has
 • CFO experience;
 • Expertise in matters of public accounting;
 • Corporate governance knowledge;
 • Operating (P&L) experience;
 • Experience in manufacturing;
 • Industrial technology background; and
 • Global experience.

Christopher L. Doerr	72	2003
Mr. Doerr is the Chief Executive Officer of Passage Partners, LLC (a private investment company) and served as the Co-Chief Executive Officer from 2001–2016. In prior roles, Mr. Doerr served as the Co-Chief Executive Officer of Sterling Aviation Holdings, Inc. (an aircraft management and charter company), from 2004–2014; Executive Chairman and Chief Executive Officer of Karl’s Rental, Inc. (a global manufacturer and supplier of portable event structures and related equipment), from 2009–2011; and as the President and Co-CEO of Leeson Electric Corporation, from 1986–2001. Mr. Doerr has served as a director of several privately-held and publicly-traded companies and most recently served as a director of Roadrunner Transportation Systems, Inc. (a transportation and supply chain solutions provider) from 2010 until the spin-off of its Ascent Global Logistics business in 2020. Mr. Doerr has served as a director of Ascent Global Logistics since 2020. Among the qualities, skills, and attributes desired by our Board, Mr. Doerr has
 • CEO experience;
 • Industrial technology background;
 • Extensive M&A experience;
 • Public company board experience;
 • Innovation / entrepreneurial experience;
 • Experience in our industry;
 • Experience in manufacturing;
 • Global experience;
 • Engineering / IT / technical expertise;
 • Operating (P&L) experience; and
 • Marketing expertise.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in our Company; Other Directorships
Michael F. Hilton	67	2019
Mr. Hilton is retired and most recently served as a director and the President and Chief Executive Officer of Nordson Corporation (an engineering and manufacturing company), from 2010–2019. Prior to that, Mr. Hilton served at Air Products and Chemicals, Inc. (a manufacturer of industrial gases), beginning in 1976 in various roles of increasing responsibility, serving most recently as the Senior Vice President and General Manager, Electronics and Performance Materials, from 2007–2010. Mr. Hilton has both a B.S. in Chemical Engineering and an M.B.A. from Lehigh University. Mr. Hilton has served as a director of Lincoln Electric Holdings, Inc. since 2015, and Ryder System, Inc. since 2012. Among the qualities, skills, and attributes desired by our Board, Mr. Hilton has
 • CEO experience;
 • Public company board experience;
 • Shareholder / investor relations experience;
 • Corporate governance knowledge;
 • Operating (P&L) experience;
 • Experience in manufacturing;
 • Engineering / IT / technical expertise;
 • Marketing expertise;
 • Industrial technology background;
 • Global experience;
 • Innovation/ entrepreneurial experience; and
 • Extensive M&A experience.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in our Company; Other Directorships
Louis V. Pinkham	50	2019
Mr. Pinkham joined Regal Rexnord Corporation in April 2019, as Chief Executive Officer. Prior to joining the Company, Mr. Pinkham was Senior Vice President of Crane Co. from 2016–2019, and served in other leadership roles at Crane Co. from 2012–2016. Prior to joining Crane Co., Mr. Pinkham was Senior Vice President and General Manager of the Critical Power Solutions Division, Electrical Group at Eaton Corporation. From 2000–2012, he held successive and increasing roles of global responsibility at Eaton. Prior to joining Eaton, Mr. Pinkham held an Engineering and Quality Manager position at ITT Sherotec and a Process Design Engineer position with Molecular Biosystems, Inc. Mr. Pinkham serves as a member of the Board of Trustees for the University of Chicago Medical Center, the Museum of Science and Industry in Chicago and the Manufacturers Alliance for Productivity and Innovation (MAPI), and as a member of the Board of Governors for the National Electrical Manufacturers Association. Mr. Pinkham has a B.S. in Engineering from Duke University, an M.S. in Engineering Management from Northwestern University’s McCormick School of Engineering, and an M.B.A. from Northwestern University’s Kellogg Graduate School of Management. Among the qualities, skills, and attributes desired by our Board, Mr. Pinkham has
 • CEO experience;
 • Extensive M&A experience;
 • Industrial technology background;
 • Public company board experience;
 • Experience in manufacturing;
 • Innovation / entrepreneurial experience;
 • Global experience;
 • Engineering / IT / technical expertise;
 • Operating (P&L) experience; and
 • Shareholder / investor relations experience.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in our Company; Other Directorships
Rakesh Sachdev	66	2007
Mr. Sachdev most recently served as a director and the Chief Executive Officer of Platform Specialty Products Corporation (renamed Element Solutions Inc.) (a global diversified producer of high-technology specialty chemicals); he served as the Chief Executive Officer from 2016-2019 and a director from 2016-2020. Prior to that role, Mr. Sachdev served as a director and the President and Chief Executive Officer of Sigma-Aldrich Corporation, (a leading S&P 500 life science and technology company) from 2010-2015 and as the Vice President and Chief Financial Officer, from 2008-2010. Mr. Sachdev also served in various executive positions at Meritor, Inc. (a global supplier of automotive systems and components) and Cummins Inc. (a global engine and power systems manufacturer), and was a director of Avantor, Inc., from 2019-2021 as well as Axalta Coating Systems Ltd. from 2020-2021. Mr. Sachdev currently is a senior advisor at New Mountain Capital. Mr. Sachdev has served as a director of Edgewell Personal Care Company since 2015, and Herc Holdings since 2021. In the past, Mr. Sachdev served as a board member and Chair of the Federal Reserve Bank of St. Louis and as a member of the Board of Trustees of Washington University in St. Louis. Mr. Sachdev has a B.S. in Mechanical Engineering from the Indian Institute of Technology, Delhi, an M.S. in Mechanical Engineering from the University of Illinois, and an M.B.A. from Indiana University. Among the qualities, skills, and attributes desired by our Board, Mr. Sachdev has
 • CEO experience;
 • Extensive M&A experience;
 • CFO experience;
 • Expertise in matters of public accounting;
 • Public company board experience;
 • Gender, ethnic or racial diversity;
 • Innovation / entrepreneurial experience;
 • Investment banking and capital markets expertise;
 • Experience in manufacturing;
 • Global experience;
 • Engineering / IT / technical expertise;
 • Operating (P&L) experience;
 • Corporate governance knowledge; and
 • Shareholder / investor relations experience.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in our Company; Other Directorships
Curtis W. Stoelting	62	2005
Mr. Stoelting most recently was a director and the Chief Executive Officer of Roadrunner Transportation Systems, Inc. (a transportation and logistics service provider), from 2017-2020. Prior to that, Mr. Stoelting was the President and Chief Operating Officer of Roadrunner from 2016–2017. Prior to that role, Mr. Stoelting served as the Chief Executive Officer and a director of TOMY International (formerly RC2 Corporation, a designer, producer, and marketer of products for infants and toddlers), from 2003–2013. Prior to that role, Mr. Stoelting served in several leadership roles at RC2 from 1994–2003, including as the Chief Operating Officer and a director beginning in 2000. Mr. Stoelting has a B.A. in Accounting from the University of Illinois and is a Certified Public Accountant. Among the qualities, skills, and attributes desired by our Board, Mr. Stoelting has
 • CEO experience;
 • Extensive M&A experience;
 • CFO experience;
 • Expertise in matters of public accounting;
 • Public company board experience;
 • Investment banking and capital markets expertise;
 • Experience in manufacturing;
 • Innovation / entrepreneurial experience;
 • Global experience;
 • Marketing expertise;
 • Operating (P&L) experience;
 • Corporate governance knowledge; and
 • Shareholder / investor relations experience.

Name	Age	Director Since	Principal Occupation; Office, if any, Held in our Company; Other Directorships
Robin A. Walker-Lee	67	2021
Ms. Walker-Lee served as the Executive Vice President, General Counsel and Secretary of TRW Automotive Holdings Corp., a leader in automotive safety systems and one of the top financial performers in the industry, from 2010 to 2015. Prior to that role, she served as Assistant General Counsel of Operations for General Motors Company (together with its predecessor General Motors Corporation, “GM”), an automobile manufacturer, from 2009 to 2010, and as General Counsel and Vice President of Public Policy for GM – Latin America, Africa, and Middle East, from 2002 to 2008. She also held responsibility for several high-profile corporate matters and served on special assignment to the General Counsel of GM during its bankruptcy restructuring. Prior to joining our Board, Ms. Walker-Lee served as a director of Zurn Water Solutions Corporation (formerly known as Rexnord Corporation) from 2015 to 2021 and has served on the EMCOR Group Board of Directors as Chair of the Nominating and Governance Committee since 2018. EMCOR Group is a global leader in mechanical and electrical construction, industrial and energy infrastructure, and facilities services to commercial, industrial, utility, and institutional customers. Ms. Walker-Lee has an undergraduate degree from University of Kansas and a Juris Doctorate degree from University of Michigan Law School. Among the qualities, skills, and attributes desired by our Board, Ms. Walker-Lee has
 • Corporate governance knowledge;
 • Global experience;
 • Innovation / entrepreneurial experience;
 • Extensive M&A experience; and
 • Gender, ethnic or racial diversity.

OUR BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” ALL NOMINEES.

BOARD OF DIRECTORS
Corporate Governance Highlights
We believe good governance is one critical element to achieving long-term shareholder value. We are committed to governance policies and practices that serve our and our shareholders’ long-term interests, as well as enable solid risk management and our performance-based focus. The following table summarizes certain highlights of our corporate governance practices and policies:
✔ Annual election of all directors
✔ Majority voting for directors
✔ Three members of our Board are female
✔ Two members of our Board are racially or ethnically diverse
✔ All standing committees are composed entirely of independent directors
✔ Annual Board and Committee evaluations
✔ Cyclical individual director evaluations

✔ Right of shareholders to call special meetings
✔ No “poison pill”
✔ Share ownership guidelines for directors and executives
✔ Commitment to sustainability
✔ Proxy access right granted to shareholders

Corporate Governance and Independent Directors
Our Board has in effect Corporate Governance Guidelines that, in conjunction with our Board committee charters, establish processes and procedures to help ensure effective and responsive governance by our Board. The Corporate Governance Guidelines are available, free of charge, on our website at www.regalrexnord.com. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this proxy statement.
The Corporate Governance Guidelines provide that a majority of the members of our Board must be independent directors under the listing standards of the NYSE. Our Board has also adopted certain categorical standards of director independence to assist it in making determinations of director independence and which are contained in the Corporate Governance Guidelines.
Based on these standards, our Board affirmatively determined by resolution that each of Ms. Bertsch, Mr. Burt, Ms. Chaibi, Mr. Crandall, Mr. Doerr, Mr. Hilton, Mr. Sachdev, Mr. Stoelting and Ms. Walker-Lee, and our outgoing director, Mr. Foate, has no material relationship with our Company, and, therefore, each is independent in accordance with the NYSE listing standards and with the categorical standards of director independence adopted by our Board. Our Board regularly reviews the continuing independence of the directors.
Code of Business Conduct and Ethics
Our Board has adopted the Regal Rexnord Corporation Code of Business Conduct and Ethics (the “Code”), which applies to our directors, officers and associates. The Code is available, free of charge, on our website at www.regalrexnord.com.
Board Leadership Structure
Our Board does not maintain a policy on whether or not the roles of Chief Executive Officer (“CEO”) and Chairman of the Board (“Chairman”) should be separate. Our Board reserves the right to vest the responsibilities of the CEO and Chairman in different individuals or in the same individual if, in our Board’s judgment, a combined CEO and Chairman position is in the best interest of our Company. Currently, the two leadership positions are not combined.
Mr. Sachdev has served as the Chairman since the 2019 annual meeting of shareholders. Mr. Pinkham, as CEO, works closely with his fellow directors and the Chairman, while continuing to lead the Company in the CEO role.
In the circumstance where the responsibilities of the CEO and Chairman are vested in the same individual, or where the Chairman is not considered independent, our Board will designate a Presiding Director from among the independent directors. The position of the Presiding Director, when such position is applicable, rotates periodically among the non-employee directors as determined by our Board upon the recommendation of the

Corporate Governance, Sustainability and Director Affairs Committee. The Presiding Director is an independent and empowered director who is appointed by the independent directors and who works closely with the Chairman. The Corporate Governance Guidelines outline the role and responsibilities of the Chairman/Presiding Director.
Oversight of Risk Management
Our full Board is responsible for the oversight of our Company’s operational and strategic risk management processes. Our Board believes that oversight of risk management belongs at the full Board level rather than with any one particular committee, primarily because of the importance of understanding and mitigating risk to the overall success of our Company. As part of its risk management responsibilities, our full Board provides oversight of the Company’s management and mitigation of cybersecurity risks.
In furtherance of our Board’s risk management oversight goals, the Company convenes a Risk Committee comprised of key functional and business leaders. Among other members, the Risk Committee includes our Chief Information Security Officer, our Director of Global Risk and Property Management, and our Vice President, Environmental, Health and Safety to ensure a strong focus on cybersecurity, business continuity, and enterprise risks. The Risk Committee members are charged with, among other things, identifying and assessing significant risk areas and the associated mitigation measures in place, as well as working with executive leadership and their teams to develop and execute plans, responses or mitigation strategies to address significant risks that could otherwise negatively impact our ability to achieve our objectives.
The Risk Committee periodically summarizes its activities and findings directly to our CEO, as well as the Audit Committee and our full Board. The Risk Committee’s work is also used by our management team as part of our disclosure controls and procedures to ensure that information regarding material risks applicable to our Company are appropriately disclosed in our public filings.
While our Board maintains responsibility for oversight of all areas of risk management, it relies on our Audit Committee to address significant financial risk exposures facing our Company and the steps management has taken to monitor, control and report such exposures, with appropriate reporting of these risks to be made to the full Board. Our Board also relies on our Compensation and Human Resources Committee to address significant risk exposures facing our Company with respect to compensation programs and incentives, and on our Corporate Governance, Sustainability and Director Affairs Committee to address any significant risk exposures facing our Company with respect to environmental, social and governance (ESG) matters applicable to the Company, in each case with appropriate reporting of these risks to be made to the full Board. Our Board’s role in our Company’s risk oversight has not affected our leadership structure.
Executive Sessions
Our Board holds at least four regularly scheduled meetings per year at which the non-employee directors meet in executive session without members of our management being present, and during at least one regularly scheduled meeting per year, the independent directors meet in executive session without members of management or other (non-independent) directors present. The non-employee directors may also meet without management present at such other times as they determine appropriate.
Communications with our Board
Shareholders and other interested parties may communicate with the full Board, the Chairman, non-management directors as a group or individual directors by delivering a written communication to Regal Rexnord Corporation, Attention: Board of Directors, 200 State Street, Beloit, Wisconsin 53511, or by sending an e-mail communication to board.inquiry@regalrexnord.com. The communications should be addressed to the specific director or directors whom the shareholder or interested party wishes to contact and should specify the subject matter of the communication. Our Company’s Secretary will deliver appropriate communication directly to the director or directors to whom it is addressed. The Secretary will generally not forward to the director or directors communication that he determines to be primarily commercial in nature or concerns our day-to-day business activities, or that requests general information about our Company.
Concerns about accounting or auditing matters or possible violations of the Code should be reported pursuant to the procedures outlined in the Code, which is available on our website at www.regalrexnord.com.

Committees
We have three standing committees of our Board: Audit Committee, Compensation and Human Resources Committee, and Corporate Governance, Sustainability and Director Affairs Committee. Ad hoc committees are created for specific purposes from time to time. Each committee is appointed by and reports to our Board. Our Board has adopted, and may amend from time to time, a written charter for each of the standing committees. Copies of each of these charters are available free of charge on our website at www.regalrexnord.com.
Audit Committee. The Audit Committee consists of Mr. Burt (Chairperson), Ms. Bertsch, Mr. Crandall and Mr. Hilton. Each of the members of the committee is independent as defined by the NYSE listing standards and the rules of the Securities and Exchange Commission (the “SEC”). Our Board determined that each of Mr. Burt, Ms. Bertsch, Mr. Crandall and Mr. Hilton qualify as an “audit committee financial expert” as defined in SEC rules and meets the expertise requirements for audit committee members under the NYSE listing standards. The principal functions performed by the Audit Committee, which met eight times in 2021, are to assist our Board in monitoring the overall quality of our Company’s financial statements and financial reporting, our independent registered public accounting firm’s qualifications and independence, our accounting controls and policies, the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. The Audit Committee has the sole authority to appoint, retain, compensate and terminate our independent registered public accounting firm and to approve the compensation paid to our independent registered public accounting firm. The Audit Committee has presented to shareholders for ratification at the Annual Meeting its selection of our independent registered public accounting firm for 2022. See “Proposal 3: Ratification of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2022.”
Compensation and Human Resources Committee. The Compensation and Human Resources Committee consists of Ms. Chaibi (Chairperson), Ms. Bertsch, Mr. Hilton and Mr. Sachdev. Each of the members of the Compensation and Human Resources Committee is independent as defined by the NYSE listing standards. The principal functions of the Compensation and Human Resources Committee, which met seven times in 2021, are to help develop our overall compensation philosophy; administer our incentive compensation plans (including our equity incentive plans); determine and approve the compensation of the Chief Executive Officer and the other principal corporate officers; review and monitor succession and leadership development planning; and review, formulate, recommend and administer short- and long-range compensation programs for the principal corporate officers and key employees. A more complete description of our Compensation and Human Resources Committee’s practices can be found in the Compensation Discussion and Analysis section of this proxy statement. The Compensation and Human Resources Committee from time to time uses independent compensation consultants to assist the committee in the performance of its responsibilities. As part of its evaluation of potential compensation consultants, the committee considers all factors relevant to the consultant’s independence from management and potential conflicts of interest in accordance with applicable SEC rules and NYSE listing standards. After selecting an independent compensation consultant, the committee periodically meets with that consultant throughout the year at such times as the committee deems appropriate, and receives reports and advice from the consultant on matters of executive compensation. Willis Towers Watson PLC served as the committee’s independent compensation consultant until November 15, 2021, when the committee selected Meridian Compensation Partners to serve as its independent compensation consultant.
Corporate Governance, Sustainability and Director Affairs Committee. The Corporate Governance, Sustainability and Director Affairs Committee consists of Mr. Stoelting (Chairperson), Mr. Doerr, Mr. Foate and Ms. Walker-Lee. Each of the members of the Corporate Governance, Sustainability and Director Affairs Committee is independent as defined by the NYSE listing standards. The principal functions of the Corporate Governance, Sustainability and Director Affairs Committee, which met four times in 2021, are to develop and recommend to our Board a set of corporate governance principles applicable to our Company, including matters of Board organization, membership, compensation, independence and function, and committee structure and membership; take a leadership role in shaping our corporate governance; oversee ESG matters applicable to the Company and periodically review the Company’s policies, initiatives, strategies, disclosures and engagement with shareholders and other key stakeholders related to ESG matters; identify directors qualified to serve on the committees established by our Board; and recommend to our Board the members and the chairperson for each committee to be filled by our Board. This committee also serves as the nominating committee of our Board and is responsible for identifying individuals qualified to become directors (consistent with the criteria approved by our Board) and to recommend candidates for all directorships to be filled by our Board or by our shareholders.

Effective as of January 24, 2022, the Corporate Governance, Sustainability and Director Affairs Committee has assumed responsibility for day-to-day oversight of ESG matters applicable to the Company, as part of the Company’s continued focus on improving its governance and oversight of sustainability matters. As part of the Corporate Governance, Sustainability and Director Affairs Committee’s additional focus on ESG matters, our management team will provide a quarterly ESG-focused report to the committee.
Ad hoc Transaction Committee. In January 2021, our Board formed a Transaction Committee, comprised of Mr. Sachdev (Chairperson), Ms. Bertsch, Mr. Burt, and Mr. Hilton to assist the Board in the significant work of shepherding our October 4, 2021 acquisition of the Rexnord Process & Motion Control business (the “PMC business”) to a successful conclusion. The Transaction Committee met five times in 2021.
Nominations of Directors
In 2017, our Board amended and restated our Company’s Amended and Restated Bylaws to implement proxy access. Proxy access is provided to a shareholder, or a group of up to 20 shareholders, owning at least 3% of our Company’s outstanding common stock continuously for at least three years. Eligible shareholders are permitted to nominate up to 20% of the total number of directors, rounded down to the nearest whole number (but not less than two), provided that the shareholders and nominees satisfy the requirements specified in the bylaws. Nominating shareholders are required to satisfy certain informational and procedural requirements, including (i) that such shareholders do not have an intent or objective to influence or change control of our Company and (ii) that their nominees will not have entered into any agreements as to how they will vote or act on different matters. Under the bylaws, we must receive notice of a shareholder’s director nomination for the 2023 annual meeting of shareholders pursuant to the proxy access bylaw provision no sooner than October 18, 2022 and no later than November 17, 2022. If the notice is received outside of that time frame, then we are not required to include the nominees in our proxy materials for the 2023 annual meeting of shareholders.
The Corporate Governance, Sustainability and Director Affairs Committee will also consider persons recommended by shareholders to become nominees for election as directors in accordance with the criteria set forth in the Corporate Governance Guidelines under the heading “The Directors-Qualifications.” The Corporate Governance, Sustainability and Director Affairs Committee will only review recommendations for director nominees from any shareholder or group of shareholders beneficially owning in the aggregate at least 5% of the issued and outstanding shares of our common stock for at least one year as of the date that the recommendation is made. Recommendations with respect to the 2023 annual meeting of shareholders must be submitted by November 17, 2022 for the recommendation to be considered by the Corporate Governance, Sustainability and Director Affairs Committee.
In identifying and evaluating nominees for director, the Corporate Governance, Sustainability and Director Affairs Committee believes that all directors should be financially literate and must be committed to understanding our Company and its industry, and must also possess the highest personal and professional ethics, integrity and values, and commitment to representing the long-term interest of the shareholders. Directors must also possess a diverse set of skills and experience with a background in areas that are relevant to our activities. Directors should also be inquisitive and have an objective perspective, practical wisdom and mature judgment. Directors must be willing and able to devote whatever time is necessary to carry out their duties and responsibilities effectively. Directors will not be nominated unless they are willing to serve for an extended period of time.
While the Corporate Governance, Sustainability and Director Affairs Committee does not have a formal policy relating specifically to the consideration of diversity in its process to select and evaluate director nominees, the Committee does consider diversity of viewpoint, background, industry knowledge and perspectives, as well as ethnic and gender diversity, as part of its overall evaluation of candidates for director nominees. Specifically, our criteria for director nominees, included as Appendix A to our Corporate Governance Guidelines, provide that directors should be selected so that our Board represents diverse backgrounds and perspectives.
For a timely recommendation submitted by a shareholder to be considered by the Corporate Governance, Sustainability and Director Affairs Committee, the candidate recommended by a shareholder must be “independent” as defined in the NYSE independence standards and SEC regulations, and meet the minimum expectations for a director set forth in our Company’s Corporate Governance Guidelines. The Corporate Governance, Sustainability and Director Affairs Committee will have sole discretion whether to nominate an individual recommended by a shareholder. As to any candidate identified by the Corporate Governance, Sustainability and Director Affairs Committee to become a nominee, the candidate must possess the requisite qualifications, although the Corporate Governance, Sustainability and Director Affairs Committee need not require such nominee to be independent. Nevertheless, we strive to have all directors, other than those directors who are current or former members of our management, be independent as defined by the NYSE independence standards and SEC regulations.
Sustainability
We believe that positive ESG-related business practices strengthen our Company, increase our connection with our stakeholders and help us better serve our customers and the communities in which we operate. We believe we are on an exciting ESG journey with tremendous opportunities to create a better tomorrow. In our view, that sustainability goes beyond compliance, extending to other areas, including worker health and safety, environmental impact, anti-corruption and trade compliance, responsible sourcing, human rights, labor practices and diversity, engagement and inclusion.
To symbolize our ever-rising commitment to environmental sustainability, we made a small but significant refinement to our Regal Rexnord business purpose in 2021—to create a better tomorrow by energy-efficiently converting power into motionTM—now specifying “energy” ahead of efficiency to signal our intention of always keeping energy savings top of mind when it comes to all new product development and to how we run our operations. In addition, diversity, engagement & inclusion is one of our core values. We believe the more diverse a set of minds confronting a challenge, the better the outcome. And, as we build a more diverse Regal Rexnord team, we aim to leverage our team’s diverse perspectives to drive stronger business outcomes.
Our Sustainability Report is available on our website at sustainability.regalrexnord.com. As discussed above, although our full Board is still ultimately responsible for the oversight of our sustainable business practices and related risks and opportunities, the Corporate Governance and Director Affairs Committee was renamed the Corporate Governance, Sustainability and Director Affairs Committee effective January 24, 2022, and has assumed responsibility for oversight of our continuing ESG journey. The Board felt that this change was an important step to help us continue to improve our governance and oversight of sustainability matters.
Among the ways in which we have further demonstrated our commitment to sustainability are the following:
•
Our growth strategy is aligned with developing environmentally-friendly solutions for our customers, including innovative products that reduce energy consumption, water usage, sound levels, and workplace injuries.

•
In 2021, for the first time, we formally introduced environmental considerations into our mid-term strategic planning process. Our business teams are now required to outline opportunities to address rising demand for more energy-efficient products, and to specify what they are doing to improve the environmental friendliness of our manufacturing operations.

•
We have introduced, and are committed to continue introducing, more energy-efficient products. Additionally, energy-efficiency must now be a factor when considering all new product development. A recent example is our FronteerTM HVAC motor, drive and compressor solution, which utilizes a patented electronic drive to optimize the energy efficiency of a system of HVAC motors, blowers and fans. Given advances in the efficiency of individual components, energy efficiency gains increasingly will come from optimizing systems and sub-systems.

Going forward, we will be highly focused on selling industrial powertrain solutions, which include our Regal Rexnord motor plus critical power transmission components that connect the motor to whatever its powering. By engineering powertrain components to work better as an integrated system, we believe significant performance and efficiency gains can be realized.
•
As disclosed in our 2021 Sustainability Report, we have established targets to reduce each of the following metrics by 10% by 2025: gigajoules of energy consumed per million dollars of sales, metric tons of CO2 emitted per million dollars of sales, and metric tons of non-hazardous waste per million dollars of sales. We are in the process of developing a more robust set of environmental impact goals that will include short-, mid- and long-term targets to track our progress in key areas such as greenhouse gas emissions, and will also take into account our company’s increased size – in particular, following our October 4, 2021 merger with the PMC business – and maturing ESG strategy.

•
Our formal environmental, health, safety and sustainability program, called our Compliance Citizenship Review, helps us to systematically decrease our footprint, and we assess progress at each of our sites annually.

•
We contribute to the communities where we live and work by supporting local charitable organizations and contributing a significant number of volunteer hours. In 2021, the Company and the Regal Rexnord Charitable Foundation contributed $1,083,100 to charitable organizations, up from $570,481 in 2020. In 2021, the Charitable Foundation realigned its giving philosophy to support charitable organizations in more of the communities where our associates live and work globally. Whereas the Charitable Foundation previously focused primarily on supporting charitable organizations in the United States, the amount we contributed internationally in 2021 (predominately in Mexico, given the high concentration of Regal Rexnord associates there) represented approximately 40% of our overall contributions.

•
We foster a strong corporate culture that promotes the highest standards of ethics and compliance for our business, including the Code that sets forth principles to guide the conduct of our directors, officers and employees.

•	We maintain an Integrity Alert Line whereby suspected violations of the Code can be reported via phone or the web on a confidential basis and are investigated.
•	We have a strong internal audit function that tests key processes and controls that could be considered significant risks to the Company.
•
We are committed to continually improving workplace safety through our “zero harm” expectation, and report year-over-year total recordable rates (TRR) and days away restricted or transfer (DART) rates in our annual Sustainability Report.

•
We invest in training and continuous improvement activities through the Regal Rexnord Business System to enable our safety programs and drive improvements in safety, quality, delivery, cost, growth and sustainability. The Regal Rexnord Business System drives the achievement of company-wide goals through facilitated and effective goal alignment, collaborative problem-solving, and sharing of best practices, tools, skills and expertise.

•
We have global anti-corruption and third-party engagement policies and conduct regular audits and assessments of our business partners to ensure that they meet Regal Rexnord’s regulatory and materials compliance standards.

•	We are an equal opportunity employer, emphasizing inclusion and committed to maintaining a workplace free of harassment and discrimination.
•
We strive to create a work environment that allows all associates to feel valued for their unique backgrounds, perspectives, and experiences, while also having a strong sense of belonging as a member of our team. In furtherance of this goal, we launched a global culture survey in July 2021 to gather feedback from our associates about how our Regal Rexnord values are seen and lived every day at the Company. With 84% of our associates completing the survey, we were pleased to see a 90% favorability score for overall engagement.

•
We strive to create diverse, equal and inclusive workplaces where all Regal Rexnord associates have the opportunity to achieve their full potential. In 2021, as a sign of our commitment to this goal, our Company joined the CEO Action for Diversity and Inclusion, which is the largest CEO-driven organization committed to diversity and inclusion in the workplace, and also signed the National Association of Manufacturers Pledge for Action to cement our commitment to advancing justice, equality and opportunity for all people of color.

•
We are committed to increasing the diversity of our global workforce. Standing behind this commitment, we have made significant progress in increasing the representation of females globally and racial diversity among U.S. associates, and now report year-over-year changes in diversity hiring in our annual Sustainability Report.

Policies and Procedures Regarding Related Person Transactions
Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:
•
a “related person” means any of our directors, executive officers, nominees for director or a person who has a greater than 5% beneficial ownership, and any of their immediate family members, as well as any entity in which any of these persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

•
a “related person transaction” generally is a transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect interest.

The related person, the director, executive officer, nominee or beneficial owner who is an immediate family member of a related person, or a business unit or function/department leader of our Company responsible for a proposed related person transaction must notify our General Counsel of certain information relating to proposed related person transactions. If our General Counsel determines that a proposed transaction is a related person transaction subject to the policy, then he will submit the transaction to the Corporate Governance, Sustainability and Director Affairs Committee for consideration at the next committee meeting or, if expedited consideration is required, to the committee chairperson. The committee or chairperson, as applicable, will consider all of the relevant facts and circumstances available regarding the proposed related person transaction and will approve only those related person transactions that are in, or are not inconsistent with, the best interests of our Company and our shareholders. The chairperson is required to report to the committee at the next committee meeting any approval granted under the policy.
The policy also provides for ongoing review by the General Counsel of any amounts paid or payable to, or received or receivable from, any related person. Additionally, at least annually, the Corporate Governance, Sustainability and Director Affairs Committee is required to review any previously approved related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from us of more than $60,000. Based on all relevant facts and circumstances, the committee will determine if it is in the best interests of our Company and our shareholders to continue, modify or terminate the related person transaction.
If any of our Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a pending or ongoing related person transaction that has not been previously approved under the policy, then the transaction must be disclosed to the Corporate Governance, Sustainability and Director Affairs Committee or its chairperson. The committee or the chairperson must then determine whether to amend or terminate the related person transaction, or take any other appropriate action. If the related person transaction is complete, then the committee or its chairperson will evaluate the transaction to determine if rescission of the transaction and/or any disciplinary action is appropriate.
In 2021, there were no proposed, pending or ongoing related person transactions subject to review by the Corporate Governance, Sustainability and Director Affairs Committee under the policy.
Meetings and Attendance
Our Board held 10 meetings in 2021. Each director attended at least 75% of the aggregate of (a) the total number of meetings of our Board and (b) the total number of meetings held by all committees of our Board on which the director served during 2021, in each case during the period in which the director was serving on our Board or the applicable committee.
Members of our Company’s senior executive management who are not members of our Board participate in Board meetings to present information, make recommendations, and be available for direct interaction with members of our Board. They also support the work of the committees in liaison roles. Other Company leaders are invited to present information and interact directly with the directors as the Board deems necessary or desirable.
Directors are generally expected to attend our annual meeting of shareholders each year. In 2021, we encouraged all of our directors to instead participate in the meeting remotely out of consideration for their, and our shareholders’ and other participants’, health and safety during the COVID-19 pandemic. This year, we are planning for a return to in-person attendance of our directors at the Annual Meeting.

STOCK OWNERSHIP
Management
The following table sets forth information, as of March 4, 2022, regarding beneficial ownership of our common stock by each director and nominee, each of our current named executive officers as set forth in the Summary Compensation Table, and all of the directors and current executive officers as a group. As of March 4, 2022, no director or executive officer beneficially owned one percent or more of our common stock. On that date, the current directors and executive officers as a group beneficially owned less than one percent of our common stock. Except as otherwise indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of our common stock identified as beneficially owned.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)	Restricted Stock Units(4)
Jan A. Bertsch	3,007	1,017
Stephen M. Burt	19,571	1,017
Anesa T. Chaibi	10,873	1,017
Theodore D. Crandall	1,378	441
Christopher L. Doerr	12,921	1,017
Dean A. Foate	20,471	1,017
Michael F. Hilton	2,458	1,017
John C. Kunze	12,732	3,388
Jerry R. Morton	25,238	5,414
Louis V. Pinkham	88,530	32,604
Robert J. Rehard	36,838	8,752
Rakesh Sachdev	21,571	1,017
Curtis W. Stoelting	30,820	1,017
Thomas E. Valentyn	41,198	5,403
Robin A. Walker-Lee	684	441
All current directors and executive officers as a group (19 persons)	360,677	75,800
(1)
Includes shares subject to currently exercisable rights to acquire common stock and options exercisable within 60 days of March 4, 2022 as follows: Mr. Kunze, 3,954 shares, Mr. Morton, 19,242 shares, Mr. Pinkham, 65,413 shares, Mr. Rehard, 29,409 shares and Mr. Valentyn, 32,086 shares; and all current directors and executive officers as a group, 225,063 shares.

(2)	The amount shown for Mr. Kunze includes 5,876 shares held in the John C. and Sharon A. Kunze Revocable Trust over which Mr. Kunze retains sole voting and investment power during his lifetime.
(3)	The amount shown for Mr. Stoelting includes 9,202 shares held in the Curtis W. Stoelting 1994 Revocable Trust over which Mr. Stoelting retains sole voting and investment power during his lifetime.
(4)
This column includes shares of restricted stock or restricted stock units that are subject to forfeiture until they vest on either the first, second, or the third anniversary of the date of grant pursuant to the terms of the applicable vesting schedule.

Other Beneficial Owners
The following table sets forth information, as of December 31, 2021 or otherwise, as noted, regarding beneficial ownership by the only persons known to us to own more than 5% of our outstanding common stock. The beneficial ownership information set forth below has been reported on filings made on Schedule 13G with the SEC by the beneficial owners.
	Amount and Nature of Beneficial Ownership
	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	0	33,753	6,505,797	93,582	6,599,379	9.7

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	5,314,083	0	5,591,712	0	5,591,712	8.3

Capital World Investors(3) 333 South Hope Street 55th Floor Los Angeles, CA 90071	4,272,839	0	4,272,839	0	4,272,839	6.3

FMR LLC(4) 245 Summer Street Boston, MA 02210	155,674	0	3,857,214	0	3,857,214	5.7

AllianceBernstein L.P.(5) 1345 Avenue of the Americas New York, NY 10105	3,228,754	0	3,590,449	72,068	3,662,517	5.4
(1)	This information is based on a Schedule 13G/A filed with the SEC by The Vanguard Group on February 10, 2022.
(2)	This information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 1, 2022.
(3)	This information is based on a Schedule 13G filed with the SEC by Capital World Investors on February 11, 2022.
(4)	This information is based on a Schedule 13G/A filed with the SEC by FMR LLC on February 9, 2022.
(5)	This information is based on a Schedule 13G/A filed with the SEC by AllianceBernstein L.P. on February 14, 2022.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis provides detailed information about our compensation programs for our named executive officers (“NEOs”) for fiscal 2021. Our NEOs for fiscal 2021 were:
•	Louis V. Pinkham, Chief Executive Officer
•	Robert J. Rehard, Vice President, Chief Financial Officer
•	Thomas E. Valentyn, Vice President, General Counsel and Secretary
•	John C. Kunze, President, Climate Solutions segment
•	Jerrald R. Morton, President of Integration, Motion Control Solutions segment
On October 4, 2021, we acquired the PMC business, and on November 23, 2021, we acquired Arrowhead Systems, LLC (“Arrowhead”). The PMC business and Arrowhead joined our legacy Power Transmission Solutions operating segment to form our new Motion Control Solutions operating segment.
We did not modify our 2021 compensation program for our NEOs to account for our acquisition of the PMC or Arrowhead businesses because they did not close until the fourth quarter of 2021. Similarly, results for the newly-acquired businesses were excluded from our Incentive Compensation Plan (“ICP”) calculations, because the Committee determined that maintaining the targets set for our NEOs at the beginning of 2021 aligned with our pay-for-performance philosophy. The heading “Annual Cash Incentives” explains these exclusions in more detail.
Executive Compensation Philosophy
What is your compensation philosophy?
Our overall compensation philosophy is summarized as follows:
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The compensation of our NEOs should be structured so that their interests are aligned with the long-term interests of our shareholders. We have a pay-for-performance philosophy, meaning that we will pay higher compensation, in particular higher incentive compensation, to the NEOs when the performance of the Company delivers incremental value to the shareholders.

•
To further align our NEOs’ interests with the interests of our shareholders, and to reinforce our pay-for-performance philosophy, we believe our NEOs should have the opportunity to earn above-median total compensation if the Company performs well, and should earn below-median total compensation if it does not.

•
In order to attract and retain talented executives, we believe we should offer overall compensation levels that are competitive in the marketplace. As a result, we seek to set compensation levels so that our NEOs can earn total compensation at approximately the median level compared to similarly situated executives in our peer group. We consider compensation within a 15% range above or below the fiftieth (50th) percentile of peer group data to be at approximately the median level.

We believe this to be a reasonable approach to executive compensation.
Do you consider the results of the shareholders’ “say on pay” vote in your philosophy and in determining compensation?
Yes. Each year we and the Compensation and Human Resources Committee of the Board of Directors (for purposes of this Compensation Discussion and Analysis, the “Committee”) evaluate the results of our shareholders’ non-binding vote on our NEOs’ compensation (the “say on pay” vote) and consider other shareholder inputs to determine whether our shareholders believe we need to change our compensation philosophy or practices. Most recently, in April 2021, our shareholders supported our NEOs’ compensation with more than 95% of votes cast in favor. Consistent with this strong vote of shareholder approval, we took care, in considering changes to our executive compensation philosophy and programs, to retain all key elements of our continuing commitment to pay for performance.

What compensation policies and practices reflect your compensation philosophy?
What We Do
✔	Pay-for-Performance (pages 26-27)
✔	Balance Long-Term and Short-Term Incentives (pages 31-33)
✔	Use Multiple Performance Metrics, Including a Relative Metric, for Incentive Compensation (pages 33-38)
✔	Benchmark Compensation Against an Appropriate Peer Group (page 30)
✔	Maintain a Clawback Policy (page 64)
✔	Monitor for Risk-Taking Incentives (pages 63-64)
✔	Maintain Stock Ownership Requirements (page 42)
✔	Prohibit Hedging, Pledging and the Like (page 42)
✔	Limit Perquisites (pages 41-42)
✔	Engage an Independent Compensation Consultant (page 29)
✔	Hold Executive Sessions at Each Committee Meeting
What We Do Not Do
✘	No New Agreements With Gross-Ups for Taxes (page 43)
✘	No “Single Trigger” Severance Agreements (pages 43 and 54-55)
✘	No Repricing of Options
✘	No Guaranteed Bonuses or Salary Increases
Did the NEOs’ compensation in 2021 align with corporate performance and the creation of shareholder value?
We believe our executive compensation in fiscal 2021 aligned well with the objectives of our compensation philosophy and with our corporate performance. Fiscal 2021 was a transformational year for the Company, perhaps most notably because we successfully executed our acquisitions of the PMC and Arrowhead businesses, while continuing to drive significant operating performance improvements in the business. Even in the face of significant challenges tied to the continuing impact of the COVID-19 pandemic, unprecedented supply chain disruptions and inflation, as well as labor availability challenges in some of our U.S. facilities, our sales were up 31% and, on an organic basis, up 17% – both versus 2020. In addition, our team delivered an adjusted EBITDA margin of 18.4%, up 190 basis points versus prior year, aided in part by achieving a net price/cost positive position. This performance resulted in very strong free cash flow of $303 million, which equated to 118% of our adjusted net income. Lastly, we maintained a balanced approach to capital deployment, including continuing our practice of paying a dividend every quarter – something we have done without interruption since January 1961.
In 2021, we also generated free cash flow to adjusted net income of 107.6% and achieved adjusted diluted earnings per share of $8.59, in each case excluding the impact of the PMC and Arrowhead acquisitions. These operating results and the other factors described below under “Annual Cash Incentives” led our Committee to approve annual cash incentives under our ICP at 162.4% of target for fiscal 2021 for the portion of our NEOs’ annual cash incentives that is attributable to total Company performance. Whereas our NEOs who are corporate officers, Mr. Pinkham, Mr. Rehard and Mr. Valentyn, have their annual cash incentives based 80% on total Company performance measures and based 20% on a policy deployment metric that consists of a weighted average of operating segment’s performance against segment-specific policy deployment metrics, our NEOs who are presidents of our operating segments, Mr. Kunze and Mr. Morton, have their annual cash incentives based only 40% on total Company performance, with the remaining 60% based on segment-level measures and results, including policy deployment metrics that are tailored to each operating segment’s key strategic objectives. The ICP performance measures applicable to our NEOs are described further below under “What were the ICP performance measures for 2021? How did you determine the target for each measure?”, and the Committee’s determination of the annual cash incentives is described further below under “What were the NEOs’ target cash incentive amounts for 2021 and how much did they earn?” Results from the PMC and Arrowhead businesses were excluded from our determination of total Company and segment-level performance, and ICP performance measures and targets were not adjusted to account for these acquisitions. The Committee determined that it was not appropriate either to make adjustments to the performance measures and targets it set in early 2021 or to include PMC and Arrowhead results as part of our ICP payout, because the PMC and Arrowhead transactions did not close until the fourth quarter of 2021. Measuring our NEOs against the performance of our newly-acquired business would not align well with our pay-for-performance philosophy.
Our Committee also approved the payout of shares under our performance share unit (“PSU”) awards that we granted in 2019 with a performance period of 2019-2021 at a level of 145% of target based on our achievement of total shareholder return of 200% and return on invested capital (“ROIC”) of 90% over the three-year performance period. These results exclude the impact of our acquisitions of the PMC and Arrowhead businesses. The Committee-approved payout of 145% of target does not reflect any other discretionary adjustments.
This section includes non-GAAP financial measures. Descriptions of why we believe these non-GAAP financial measures are useful and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in our earnings release for fiscal 2021.
Since you have a pay-for-performance compensation philosophy, what percentage of your NEOs’ target compensation was “at risk” in 2021?
To focus on both our short and long-term success, our NEOs’ target compensation includes a significant portion that is “at risk” because the value of such compensation is determined based on the achievement of specified results or subject to forfeiture. This “at risk” compensation includes compensation elements intended to reward the achievement of both short- and long-term financial goals. If such goals are not achieved, then performance-related compensation will decrease. If goals are exceeded, then performance-related compensation will increase.
Payments under the ICP are “at risk” because the payments are dependent on achievement of one-year performance goals. In addition, compensation paid in the form of equity awards, such as restricted stock units (“RSUs”), stock appreciation rights (“SARs”) and PSUs, instead of cash is at-risk because its value varies with changes in the stock price. By creating a total compensation package where a considerable percentage is paid in equity awards that are subject to vesting over multiple years or dependent on achieving multi-year performance goals, our NEOs have a significant stake in our long-term success and gain financially along with our shareholders.
As shown in the following charts, in fiscal 2021, 82% of the CEO’s target compensation and, on average, 69% of the other currently serving NEOs’ target compensation was at risk. For purposes of this disclosure, target compensation includes base salary, target annual incentive awards, grant date fair value of equity awards, change in pension value and all other compensation.

Did you make changes to your compensation program for your NEOs in 2021?
The Committee adopted changes to our compensation program for our NEOs for 2021 to place greater emphasis on those performance measures that we believe most directly reflect our financial performance and strategic objectives and more closely align with competitive market practice. Many of these changes were implemented as part of a continuing philosophical shift toward driving further alignment between NEO compensation and Company performance and away from the emphasis previously placed predominately on retention. Specifically, for 2021, we implemented the following changes:
•
For the portion of our NEOs’ 2021 ICP payout based on total company performance, the Committee established performance measures based again on adjusted earnings per share (but adjusted the weighting of that metric from 65% in 2020 to 60% in 2021), free cash flow (weighted 20% in both 2020 and 2021), as well as a new policy deployment metric (weighted 20%) to replace the revenue metric used in 2020. The total company policy deployment metric is determined based on a weighted average of each operating segment’s performance against segment-specific policy deployment metrics. The shift to a policy deployment metric further aligns the ICP payout with each operating segment’s strategic goals, our Regal Rexnord Business System, and our organization-wide focus on 80/20 and lean processes.

•
For our NEOs who are presidents of our operating segments, the policy deployment metrics also replaced the revenue metric used in 2020, but this new metric was tailored by each operating segment based on one or more segment-specific strategic objectives, including sales growth with certain key customers, on-time delivery and/or gross margin improvement.

•
The ROIC metric related to the PSUs granted in 2021 was established such that the ROIC target for the first year and for the cumulative three-year period were established at the time of grant, and the ROIC targets for years two and three of the performance period will be established, respectively, on the first and second anniversaries of the grant. The payout will be based 25% on performance against the cumulative target and 25% each on annual performance against the three annual targets. This change represents a return to measuring ROIC in our PSU program, and the revised annual target-setting approach was in order to set more actionable performance targets based on current business performance.

•
The TSR threshold for payout on the PSUs granted in 2021 will remain at the 25th percentile, while the amount of the payout will progress from 25% at the 25th percentile to 100% at the 50th percentile and from 100% at the 50th percentile to 200% at or above the 75th percentile.

•
The Committee decided to amend all unvested restricted stock awards, RSUs and PSUs (but not SARs) effective as of October 1, 2021 to grant the right to receive the value of future quarterly dividends in the form of dividends or dividend equivalent units (“DEUs”), which will be subject to the same terms and conditions, including vesting and time of settlement, as the underlying share or unit to which the DEU relates. This change will also apply prospectively to new restricted stock awards, RSUs and PSUs. The decision to add a DEU feature to our restricted stock awards, RSUs and PSUs was driven by the Committee’s desire to align long-term incentive payouts with both shareholder returns and market practice, taking into account that a significant majority of the Company’s peers have implemented similar features.
•
The Committee decided to increase the stock holding requirements for our NEOs in order to further align executive compensation and our shareholders’ interests. Effective July 2021, the holding requirement was increased from 5 times base salary to 6 times base salary for our CEO, from 3 times base salary to 4 times base salary for our CFO, and from 1 times base salary to 2 times base salary for our other NEOs.

Have you made changes to your compensation program for your NEOs that will apply in 2022?
The Committee adopted the following change to our compensation program for our NEOs for 2022 both to further align our long-term incentive plan with our strategy of year-over-year ROIC improvement and to ensure appropriate accounting for our ROIC PSU in light of the multi-year target setting feature we introduced in 2021:
•
As in 2021, the ROIC metric related to the PSUs granted in 2022 will be established such that the ROIC target for the first year and for the cumulative three-year period will be established at the time of grant, and the ROIC targets for years two and three of the performance period will be established, respectively, on the first and second anniversaries of the grant. Different from 2021, the Committee set a minimum 100 basis point improvement requirement for the years two and three at the time of grant. As in 2021, the payout will be based 25% on performance against the cumulative target and 25% each on annual performance against the three annual targets.

Setting Executive Compensation
What is the role of the Board in setting NEOs’ compensation?
The Board’s primary roles in setting our executive compensation are:
•	to annually review and consider our compensation philosophy;
•	to appoint the members of the Committee; and
•	to review and approve certain recommendations of the Committee relating to compensation.
The Committee consists entirely of independent directors who are “non-employee directors” for purposes of the Securities Exchange Act of 1934. The current members of the Committee are Ms. Chaibi (Chairperson), Ms. Bertsch, Mr. Hilton and Mr. Sachdev. Mr. Hilton joined the Committee in October 2021.
What is the role of the Committee in setting NEOs’ compensation?
The Committee is responsible for determining the components of our executive compensation program, consistent with the compensation philosophy determined by our Board, and the executive compensation packages offered to our NEOs. The Committee determines executive salaries, administers the ICP, administers our long-term equity incentive plans and makes awards under the plans.
The Committee reviews data from market surveys and proxy statements from our established peer group and retains an independent compensation consultant to assess our competitive position with respect to total executive compensation.
The Committee takes various factors into account in setting compensation levels and does not use a formulaic approach, but generally seeks to closely align target total direct compensation (i.e., the sum of base salary, target annual cash incentive opportunity and target long-term incentives) with the peer group and survey median.

What is the role of the CEO in setting NEOs’ compensation?
In its decision-making process, the Committee receives and considers the recommendations of our CEO with respect to compensation to be paid to our NEOs other than himself. Our CEO makes no recommendation with respect to his own compensation.
Does the Committee use an independent compensation consultant to help in setting NEOs’ compensation?
Yes. The Committee periodically solicits proposals from independent compensation consultants to assist the Committee in the performance of its responsibilities. As part of its evaluation of potential compensation consultants, the Committee considers all factors relevant to the consultant’s independence from management and potential conflicts of interest in accordance with applicable SEC rules and NYSE listing standards. After selecting an independent compensation consultant, the Committee periodically meets with that consultant throughout the year at such times as the Committee deems appropriate, and receives reports and advice from the consultant on matters of executive compensation.
The Committee appointed Meridian Compensation Partners as its new independent compensation consultant, effective November 15, 2021. The Committee engaged Meridian Compensation Partners to assist its oversight of executive compensation by providing recommendations and analysis relating to our executive compensation plans and programs, taking into account leadership changes and our increased size after our acquisition of the PMC business. When the Committee appointed Meridian Compensation Partners, they reviewed their independence and the independence of the individual Meridian Compensation Partners representatives who serve as the Committee’s consultants, including considering factors contained in applicable SEC rules and NYSE listing standards. As a result of this analysis, the Committee concluded that Meridian Compensation Partners is independent. Prior to Meridian Compensation Partners’ appointment, Willis Towers Watson served as the Committee’s independent compensation consultant, and was the advisor who helped the Committee in making compensation decisions for our NEOs for 2021. After Meridian Compensation Partners was appointed, Willis Towers Watson remained involved on a limited, transitional basis to advise the Committee regarding 2021 compensation matters. In July 2021, the Committee reviewed the independence of Willis Towers Watson and the individual representatives of Willis Towers Watson who served as the Committee’ consultants, including considering factors contained in applicable SEC rules and NYSE listing standards.
During 2021, our management separately engaged Willis Towers Watson to provide insurance brokerage services and purchased certain human-resource-related products from Willis Tower Watson. Because this engagement and the purchase of products were in the ordinary course, the Committee did not separately approve the insurance brokerage services or the purchase of the products. The aggregate fees paid to Willis Towers Watson for insurance brokerage services and the purchased products in 2021 were approximately $206,200, and the aggregate fees paid to Willis Towers Watson for compensation consulting services to the Committee in 2021 were approximately $193,000. The personnel who performed the insurance brokerage services operated separately and independently of the Willis Towers Watson personnel who performed compensation consulting services for the Committee. Willis Towers Watson advised the Committee of a number of policies it maintained to ensure that the compensation consulting advice provided to the Committee was not influenced by the insurance brokerage services, including the following:
•
Individuals who were not part of the compensation consulting team were precluded from involvement in the development of recommendations regarding the compensation of our executive officers and directors.

•	Compensation consultants who advised the Committee on director and executive officer compensation were not permitted to serve in broader relationship-management roles for us.
•	The compensation paid to Willis Towers Watson compensation consultants was not tied to the fees paid, or to the expansion of fees paid, by us for insurance brokerage services.
The Committee concluded, based on the evaluation and factors described above, that Willis Towers Watson was independent during the portion of 2021 for which it served as our independent compensation consultant.

How did the compensation consultant help the Committee in setting NEOs’ compensation for 2021?
In setting compensation for 2021, the Committee directed Willis Towers Watson to assemble compensation data for our NEOs and compare the data against aggregated peer group proxy data and general industry survey data for persons holding similarly situated positions in our peer group.
The Committee’s policy is generally to review the composition of the peer group we use for this purpose every year for potential changes in light of acquisitions, changes in comparable revenue size, or other factors it deems appropriate.
In reviewing our peer group for potential updates in 2021, the Committee selected companies that it believed to be comparable to our Company by generally using the following criteria:
•	Comparable revenue (target companies with annual revenues ranging from approximately 0.5 to 2.0 times our annual revenues and with an overall median revenue that approximates ours);
•	Compete in an industry similar to ours and/or have the level of complexity and business model similar to ours; and
•	Contains companies that we compete with for executive talent.
For 2021, the 19 companies in our peer group for purposes of NEO benchmarking were:
A.O. Smith Corp.	Altra Industrial Motion Corp.	Barnes Group Inc.
Crane Co.	Curtiss-Wright Corp.	Flowserve Corp.
Kennametal Inc.	Leggett & Platt, Inc.	Lennox International, Inc.
Lincoln Electric Holdings Inc.	Littelfuse, Inc.	Owens Corning
Pentair plc	Snap-on Inc.	Terex Corp.
The Timken Co.	Valmont Industries, Inc.	Xylem Inc.
Zurn Water Solutions Corp. (formerly Rexnord Corp.)
After the PMC transaction, the Company was positioned in the top quartile of its 2021 peer group based on revenue and market capitalization. Driven by the Company’s transformational growth in 2021 and resulting changes to the composition of our product offerings, among other factors, the Committee determined that our peer group will change as follows for 2022:
AMETEK, Inc.	A.O. Smith Corp.	Brunswick Corp.
Carlisle Companies Inc.	Crane Co.	Dover Corp.
Flowserve Corp.	Hubbell Inc.	Ingersoll Rand Inc.
Leggett & Platt, Inc.	Lennox International, Inc.	Lincoln Electric Holdings Inc.
Masco Corp.	Owens Corning	Pentair plc
Rockwell Automation, Inc.	Snap-on Inc.	The Timken Co.
Xylem Inc.
The Committee approved replacing eight of the companies in our 2021 peer group – Altra Industrial Motion Corp., Barnes Group Inc., Curtiss-Wright Corp., Kennametal Inc., Littelfuse, Inc., Terex Corp., Valmont Industries, Inc. and Zurn Water Solutions Corp. (formerly Rexnord Corp.) – effective as of January 1, 2022. The Committee approved these replacements because, after conducting a scorecard analysis of various factors, including peer of peers, proxy advisor peers, revenue size, relative market capitalization, mergers and acquisitions, pay structure and product portfolio, it determined that there were more appropriate peer companies. In particular, companies with recent significant acquisitions – AMETEK, Inc., Brunswick Corp., Carlisle Companies Inc., Dover Corp. and Rockwell Automation, Inc. – were selected as new peer companies to align with our recent acquisition of the PMC business. Our revenue is positioned near the median of our 2022 peer group, while our market capitalization is slightly below median.
During 2021, Willis Towers Watson benchmarked our executive compensation opportunities using (i) the 2021 peer group as the primary benchmark for our Chief Executive Officer, Vice President, Chief Financial

Officer and Vice President, General Counsel positions and (ii) general industry data from Willis Towers Watson’s Executive Compensation Survey as an additional benchmark for our Chief Executive Officer, Vice President, Chief Financial Officer and Vice President, General Counsel positions, and as the only benchmark for our NEOs who are presidents of our operating segments.
In reviewing and analyzing these data, Willis Towers Watson considered information for each NEO position with respect to the following elements of compensation:
•	Base salary;
•	Target annual cash incentive under the ICP;
•	Target total cash compensation (salary and target annual cash incentive);
•	Target of annual long-term incentives at grant-date value; and
•	Target total direct compensation (sum of target cash and target long-term incentives).
In keeping with the Committee-approved methodology, Willis Towers Watson analyzed each element of target total direct compensation for our NEOs compared to the market median from the two different data sources. Willis Towers Watson reported on the methodology that it used in its analysis and provided a summary of its findings and its observations on our programs relative to the data and market trends in executive compensation. In connection with this review, Willis Towers Watson also analyzed our annual share utilization rate and dilution relative to market practice.
As a result of our 2021 review, the Committee approved increases to target total direct compensation for all of our NEOs. The Committee determined that these increases were consistent with our pay for performance compensation philosophy and aligned the target total direct compensation of our NEOs to market data.
During 2021, the Committee also reviewed market data relating to perquisites provided to our NEOs using the same peer group and general industry survey data provided by Willis Towers Watson discussed above. Consistent with prior years, we continued to limit the perquisites that we provide our NEOs.
The Elements of Total Compensation
We achieve our executive compensation objectives through the following ongoing programs. All of our NEOs participate in these programs except as otherwise noted below.
Program	Description	Participants	Principal Objectives
Annual Cash Compensation
Base Salary	Annual cash compensation	All employees	Competitive practices Individual contribution
ICP Annual Cash Incentive
Annual cash incentive with target awards established at each employee level.

Payments can be higher (subject to a cap) or lower than target, based on Company results

Amounts earned are paid in a single payment following the end of the applicable performance period
		All executive officers and key employees	Drive superior performance • Across total Company • Across operating segments Competitive practices Shareholder alignment

Program	Description	Participants	Principal Objectives
Long Term Incentive Programs
Long-Term Incentive (“LTI”) Equity Awards	Long-term incentive awards paid in SARs, RSUs and PSUs	All executive officers and key employees	Drive superior performance • Across total Company • Increase stock price Focus on long-term success Ownership Shareholder alignment
Retirement Programs
Retirement (401(k)) Savings Plan	Company matching and annual contributions	All U.S. Employees	Retention Competitive practices
Regal Beloit America, Inc. Pension Plan (the “Regal Pension Plan”)
Defined benefit pension plan that covered substantially all employees of Regal Beloit America, Inc., a subsidiary of the Company, who were compensated in whole, or in part, on a salaried basis. A number of plans have been merged into the Regal Pension Plan, including the former Regal Power Transmission Solutions Pension Plan (the “Regal Power Transmission Solutions Plan”), which was merged effective 1/1/2017 and frozen with no new accruals effective 2/1/2020.

Eligibility determined based on merged plans the participant was a member of. Eligibility for the former Regal Power Transmission Solutions Plan was based on being an active employee of Emerson Electric and participating in a qualifying portion of the Emerson Electric Retirement Plan as of 1/31/2015. The former Regal Power Transmission Solutions Plan was closed to new participants effective 2/1/2015.
Retention Competitive practices
Supplemental Defined Contribution Retirement Plan (the “SDCRP”)	Defined contribution retirement plan for executives who have at least 3 years of service without regard to the participant’s age	Key executives not covered by the Target Supplemental Retirement Plan, which closed to new participants effective 1/1/2017.	Retention Competitive practices
Other Executive Benefits
Perquisites and Executive Benefits	Available to certain executives to assure	Specific benefits are offered to different	Competitive practices

Program	Description	Participants	Principal Objectives
	protection of Company assets and/or focus on Company business with minimal disruption	groups of executive officers based on business purpose
Other Benefits	Medical, welfare and other benefits	All employees	Competitive practices
Base Salaries
How do you determine base salaries, and what were the NEOs’ base salaries for 2021?
We determine base salaries for our NEOs based upon job responsibilities, level of experience, individual performance and expectations with respect to contributions to our future performance as well as comparisons to the salaries of executives in similar positions as compared to our peer group. Early in 2021, the Committee set the base salaries of our NEOs in accordance with the factors described in the preceding sentence. Effective as of April 1, 2021 (except as otherwise noted), the base salaries of our NEOs who were employed through the end of fiscal 2021 were as follows:
Name	Base Salary	Change from 2020
Louis V. Pinkham	$1,015,000	3.6%
Robert J. Rehard	$561,600	4.0%
Thomas E. Valentyn	$466,830	4.0%
John C. Kunze	$396,968	4.0%
Jerrald R. Morton	$407,770	10.0%
Jerrald R. Morton (effective October 4, 2021)	$468,936	26.5%
As shown in the table above, Mr. Morton’s base salary was set at to $468,936 effective October 4, 2021, in connection with the closing of the PMC transaction. This increase represents a 15.0% increase over Mr. Morton’s base salary in effect as of April 1, 2021, and a 26.5% increase over his base salary in 2020. The Committee determined that this significant increase was appropriate to recognize Mr. Morton’s new, more complex role as President of Integration for our new Motion Control Solutions operating segment, which is now our largest operating segment and represents approximately 50% of our business. In addition, due to the Motion Control Solutions operating segment’s increased size, Mr. Morton would have been below the median level of base salary among our 2021 peer group companies for similar positions without a significant increase.
In setting base salary levels, the Committee compared the NEOs’ base salary levels to the salary levels of the executive officers in our peer group based on proxy statement data as well as general industry data from Willis Towers Watson’s Executive Compensation Database and made changes accordingly.
With respect to Mr. Pinkham, Mr. Rehard and Mr. Valentyn, compared to the median base salaries of similarly situated executive officers in the data reviewed by the Committee, after the changes, all were determined to be within an established target range of the median level. As noted above, Mr. Morton was awarded a significant increase for 2021 due to his changed role after the closing of the PMC transaction and to bring him closer to the median level. The base salary levels set by the Committee did not affect decisions regarding other compensation elements.
Annual Cash Incentives
Do you provide annual cash incentive awards? If so, how are they structured?
In fiscal year 2021, we provided annual cash incentive awards through our ICP. Under our ICP, annual cash incentive awards are paid out based on the Company’s achievement of performance goals related to certain financial measures.
How does the ICP work?
Early in 2021, the Committee set performance goals (as described below under “What were the ICP performance measures for 2021? How did you determine the target for each metric?”) and a targeted level of annual cash incentive compensation for each NEO that would be earned for achievement of target performance. Our NEOs who are corporate officers, Mr. Pinkham, Mr. Rehard and Mr. Valentyn, now have their ICP payout based 80% on measures related to total Company performance and based 20% on a policy deployment metric that consists of a weighted average of each operating segment’s performance against segment-specific policy deployment metrics. Historically, our NEOs who are corporate officers have had their ICP payout based entirely on measures related to total Company performance. We feel that the addition of our policy deployment metric as a total Company measure helps to better drive shareholder value, because these measures were carefully selected by each segment as the most significant strategic objectives that, if successfully achieved, would help drive business performance improvements at the segment level. As a decentralized organization, the success of our four operating segments are all important to the success of our Company. Our NEOs who are presidents of our operating segments still have their ICP payout based 40% on measures related to total Company performance and 60% on measures related to performance for their respective operating segments, but the segment-level portion now includes policy deployment metrics that are tailored to each operating segment’s key strategic objectives.
Mr. Morton served as president of our former Power Transmission Solutions operating segment until October 4, 2021, when it was combined with the PMC business and renamed as our new Motion Control Solutions operating segment. Effective October 4, 2021, Mr. Morton transitioned out of his role as president of our former Power Transmission Solutions operating segment and became the president of integration for our new Motion Control Solutions operating segment. Because Mr. Morton served as the president of our former Power Transmission Solutions operating segment for three quarters of fiscal 2021 and remained significantly involved in the new Motion Control Solutions operating segment in his new role, his ICP payout for 2021 was still based on the performance of that operating segment during fiscal 2021. For purposes of determining ICP payout, financial results for the Motion Control Solutions operating segment were adjusted at year end to exclude the impact of the PMC and Arrowhead businesses. As such, Mr. Morton’s ICP payout and the portion of the total Company payout related to that operating segment’s policy deployment initiatives were based only on the former Power Transmission Solutions portion of the new Motion Control Solutions operating segment. The Committee determined that this approach was appropriate in order to reinforce the Company’s pay-for-performance philosophy for Mr. Morton and to avoid penalizing Mr. Morton for the impact of the transaction (especially in light of the fact that the transaction closed during the fourth quarter of 2021). The Committee, in consultation with Willis Towers Watson and our CEO (other than with respect to his own compensation), set annual cash incentive targets under the ICP near the median level with respect to each respective position held by our NEOs relative to our peer group. Our NEOs whose annual cash incentive targets under the ICP were set near the median level were given the opportunity to earn above median annual cash incentive awards if the Company-wide financial targets under the ICP plan were exceeded, while being at risk of receiving below median awards (or no awards at all) if our financial performance did not meet the targeted results. For 2021, the target cash incentive amounts for each of our NEOs were as follows:
Name	Target % of Base Salary	Target Amount
Louis V. Pinkham	120%	$1,218,000
Robert J. Rehard	75%	$421,200
Thomas E. Valentyn	65%	$303,440
John C. Kunze	65%	$258,029
Jerrald R. Morton (January 1, 2021 – October 3, 2021)	65%	$198,788
Jerrald R. Morton (October 4, 2021 – January 1, 2022)	70%	$82,064
Mr. Kunze’s target percentage of base salary was increased from 60% in 2020 to 65% in 2021 in recognition of his performance during 2020 and to align him more closely with comparable executives in our peer group. For the same reasons, Mr. Morton’s target percentage of base salary was increased from 60% in 2020 to 65%. Effective October 4, 2021, Mr. Morton’s target percentage of base salary was further increased to 70% in recognition of his changed role following the PMC and Arrowhead transactions.
If the Company-wide financial performance goals described in the section below titled “What were the ICP performance goals for 2021? How did you determine the target for each measure?” are met at the target level, then each eligible NEO receives their target amount. However, actual incentive compensation can range from zero to two times the target amount, as described in more detail below, depending on our financial performance during the year.

What were the ICP performance measures for 2021? How did you determine the target for each measure?
Early in 2021, the Committee established ICP performance goals for 2021 for the total Company and for each of the Company’s four operating segments. As previously disclosed, our NEOs who are corporate officers have their ICP payout based 80% on measures related to total Company performance and based 20% on a policy deployment metric that consists of a weighted average of each operating segment’s performance against segment-specific policy deployment metrics, whereas our NEOs who are presidents of our operating segments have their ICP payout based 40% on total Company performance and 60% on operating segment performance, including policy deployment metrics that are tailored to each operating segment’s key strategic objectives. The performance goals for our operating segments were tailored to align with each individual segment’s financial performance and strategic objectives. Examples of the policy deployment metrics selected by our four operating segments include revenue growth targets with specific customers, average on-time delivery over certain periods, and gross margin improvement for specific business divisions within our operating segments. Due to the highly-strategic and confidential nature of these objectives and the likelihood that disclosure would result in competitive harm to the Company, we have elected to disclose only our segments’ performance against their overall policy deployment goals. As described above, Mr. Morton is still being measured based on the performance of the former Power Transmission Solutions portion of the new Motion Control Solutions operating segment, but he transitioned to a new role as president of integration for our Motion Control Solutions operating segment effective October 4, 2021. This decision was made, because Mr. Morton was the president of our former Power Transmission Solutions operating segment for three quarters of fiscal 2021, and remained significantly involved in driving business performance and results for the Motion Control Solutions operating segment during the fourth quarter in his capacity as president of integration for Motion Control Solutions.
Consistent with prior years, our ICP as originally established excludes the impact of certain extraordinary or non-recurring events. As described above, results from the PMC and Arrowhead businesses were excluded from our determination of total Company and segment-level performance.
In addition to transaction costs related to the PMC and Arrowhead transactions, for the portion of our NEOs payout based on total Company performance, performance under the ICP was adjusted to exclude the impact of restructuring and related costs, goodwill impairment, gain on sale of assets, net loss from assets divested/to be exited and tax adjustments. For Mr. Kunze’s payout, which is based on the performance of our Climate Solutions operating segment, performance under the ICP was adjusted to exclude restructuring and related costs, net loss from assets divested/to be exited, gain or loss on sale of assets, and to allocate certain corporate costs and other adjustments. For Mr. Morton’s payout, which is based on the performance of the former Power Transmission Solutions portion of our new Motion Control Solutions operating segment, performance under the ICP was adjusted to exclude restructuring and related costs, net loss from assets divested/to be exited, gain or loss on sale of assets, and to allocate certain corporate costs and other adjustments.
Total Company Performance Goals
Our total Company performance measures were adjusted earnings per share, free cash flow, and policy deployment. We selected these measures as representative of the entire Company’s performance under the ICP because we considered them to be three fundamental operational metrics of our business for 2021 that, when improved, would increase shareholder value. The total Company policy deployment calculation is a weighted average of each operating segment’s performance against segment-specific policy deployment metrics, and was introduced to better align total Company ICP payout with the performance of our businesses.
We defined these performance measures in the total Company ICP as follows:
•	“Earnings per share” means adjusted diluted earnings per share.
•	“Free cash flow” means free cash flow as a percentage of adjusted net income as reported in our earnings release for fiscal 2021.
For our total Company performance, the following aggregate targets for adjusted earnings per share free cash flow and policy deployment were approved by the Committee for use under the ICP:
Performance Measure	Weight	Threshold(1)	Target(1)	Maximum(1)
Adjusted Earnings Per Share	60%	$5.78	$6.75	$7.15
Free Cash Flow % Conversion	20%	95.0%	110.0%	125.0%

Performance Measure	Weight	Threshold(1)	Target(1)	Maximum(1)
Policy Deployment (weighted average)
Commercial (on-time delivery, gross margin and customer specific revenue growth objectives)	5%
Industrial (on-time delivery and gross margin objectives)	4%
Climate (customer-specific revenue growth objective)	6%
former Power Transmission Solutions (customer-specific revenue growth objective)	5%
(1)
Due to the highly-strategic and confidential nature of the specific policy deployment objectives that were selected by our operating segments, disclosure of the threshold, target and maximum achievement levels for those objectives would result in competitive harm to the Company. However, goals are set at levels we believe to be challenging but achievable in connection with strong performance. Overall payout for each operating segment’s overall policy deployment goal is disclosed below.

Operating Segment Performance Goals
The performance goals for all four of our operating segments were adjusted operating profit, trade working capital as a percentage of sales and policy deployment. We selected adjusted operating profit and trade working capital as a percentage of sales, because we considered them to be fundamental operational metrics for both operating segments that, when improved, would improve year-over-year segment-level performance. We implemented our new policy deployment metrics to further align ICP payout with each operating segment’s strategic goals, our Regal Rexnord Business System, and our organization-wide focus on 80/20 and lean processes. Policy deployment allows each operating segment to focus on segment-specific initiatives and metrics that are critical to the achievement of their annual performance commitments, such as revenue growth, gross margin improvement and on-time delivery. We have only included detailed discussion below regarding our Climate Solutions and former Power Transmission Solutions operating segments, since the presidents of our other two operating segments are not NEOs.
We defined these performance measures in the ICP as follows:
•
“Adjusted operating profit” means operating profit for the applicable segment, as adjusted for one-time or other adjustments, consistent with those made to adjusted diluted earnings per share for reporting purposes.

•
“Trade working capital” means (i) accounts receivable for the applicable segment as of the last day of the applicable quarter in fiscal 2021, plus (ii) inventory for the applicable segment as of the last day of the applicable quarter in fiscal 2021, minus (iii) accounts payable for the applicable segment as of the last day of the applicable quarter in fiscal 2021, excluding the effects of mergers, acquisitions or dispositions.

•
“Trade working capital as a percentage of sales” means trade working capital for the applicable segment as of the last day of the applicable quarter in fiscal 2021 divided by annualized net sales for the applicable segment during the applicable quarter of fiscal 2021.

For our Climate Solutions segment, the following targets for adjusted operating profit, trade working capital as a percentage of sales and policy deployment were approved by the Committee for use under the ICP and each metric was weighted as follows:
Performance Measure	ICP Weight	Threshold(1)	Target(1)	Maximum(1)
Adjusted Operating Profit ($ in millions)	60%	$136.1	$151.1	$166.0

Trade Working Capital (% of sales)	20%	20.4%	18.9%	17.4%

Policy Deployment	20%
(1)
Due to the highly-strategic and confidential nature of the specific policy deployment objective that was selected by our Climate Solutions segment, disclosure of the threshold, target and maximum achievement levels for that objective would result in competitive harm to the Company. However, goals are set at levels we believe to be challenging but achievable in connection with strong performance. Overall payout is disclosed below.

For the former Power Transmission Solutions portion of our new Motion Control Solutions segment, the following targets for adjusted operating profit, trade working capital as a percentage of sales and policy deployment were approved by the Committee for use under the ICP and each metric was weighted as follows:
Performance Measure	Weight	Threshold(1)	Target(1)	Maximum(1)
Adjusted Operating Profit ($ in millions)	60%	$105.9	$121.8	$134.0

Trade Working Capital (% of sales)	20%	20.5%	19.0%	17.5%

Policy Deployment	20%
(1)
Due to the highly-strategic and confidential nature of the specific policy deployment objective that was selected by the former Power Transmission Solutions portion of our new Motion Control Solutions segment, disclosure of the threshold, target and maximum achievement levels for that objective would result in competitive harm to the Company. However, goals are set at levels we believe to be challenging but achievable in connection with strong performance. Overall payout is disclosed below.

The payout structure for both total Company and our operating segments was designed to reward performance where results are greater than target and reduce the bonus where results are less than target, with the potential for no payout for below threshold performance.
The Committee also set the following threshold, target and maximum payout percentages under the ICP for 2021:
Total Company Performance Measures	Weight (applied to Target Amount)	Payout % at Threshold	Payout % at Target	Payout % at Maximum
Adjusted Earnings Per Share	60%	0%	100%	200%
Free Cash Flow % Conversion	20%	0%	100%	200%
Policy Deployment	20%	0%	100%	200%
Operating Segment Performance Measures	Weight (applied to Target Amount)	Payout % At Threshold	Payout % At Target	Payout % At Maximum
Adjusted Operating Profit	60%	0%	100%	200%
Trade Working Capital as a % of Sales	20%	0%	100%	200%
Policy Deployment	20%	0%	100%	200%
As noted in the tables, if the maximums were met for any of the performance metrics, then the NEOs would be eligible to receive 200% of their target amount for that metric. If only the thresholds were met for any of the performance metrics, then the NEOs would be eligible to receive 0% of their target amount for that metric. If the actual results were to fall between threshold and target, or target and maximum, then the payout percentage would be interpolated on a non-linear basis between threshold and target, or target and maximum, respectively, such that the rate of increase is greater at levels immediately above threshold than for levels closer to target.
How much did the NEOs actually earn under the ICP in 2021?
As previously discussed, the 2021 ICP payout for our NEOs who are corporate officers, Mr. Pinkham, Mr. Rehard and Mr. Valentyn, was based 80% on measures related to total Company performance and based 20% on a policy deployment metric that consists of a weighted average of each operating segment’s performance against segment-specific policy deployment metrics, and the amount earned under the 2021 ICP for our NEOs who are presidents of our operating segments was based 40% on our total Company performance measures and 60% on their respective segment level performance measures, including policy deployment metrics that are tailored to each operating segment’s key strategic objectives. Mr. Kunze is the president of our Climate Solutions operating segment and Mr. Morton is the former president of our former Power Transmission Solutions segment, which was combined with the PMC business on October 4, 2021 and re-named as our Motion Control Solutions operating segment. The Arrowhead business joined the Motion Control Solutions operating segment on November 23, 2021.

Our actual total Company results for fiscal 2021 were as follows:
Total Company Performance Measures	Weight	Actual Results(3)	Amount Above or (Below) Target(3)	Payout %
Adjusted Earnings Per Share	60%	$8.59(1)	$1.84	120.0%
Free Cash Flow % Conversion	20%	107.6%(2)	(2.4)%	16.6%
Policy Deployment (weighted average)
Commercial(on-time delivery, gross margin and customer specific revenue growth objectives)	5%			3.8%
Industrial (on-time delivery and gross margin objectives)	4%			0.0%
Climate (customer-specific revenue growth objective)	6%			12.0%
former Power Transmission Solutions (customer-specific revenue growth objective)	5%			10.0%
Total:	100%	—	—	162.4%
(1)
$8.59 is the adjusted earnings per share used for purposes of calculating ICP results, and differs from our externally reported adjusted earnings per share of $9.43 by $0.84 due to the exclusion of results for our newly-acquired PMC and Arrowhead businesses and shares issued in connection with the PMC transaction.

(2)
107.6% is the free cash flow conversion used for purposes of calculating ICP results, and differs from our externally reported free cash flow conversion of 118% by 10.4% due to the exclusion of amortization from the PMC and Arrowhead transactions.

(3)
Due to the highly-strategic and confidential nature of the specific policy deployment objectives that were selected by our operating segments, disclosure of actual results for these objectives would result in competitive harm to the Company. As a result, we have elected to disclose only the overall payout percentage for our operating segments’ policy deployment metrics.

Our actual segment-level results for fiscal 2021 were as follows:
Climate Solutions Performance Measures	Weight	Actual Results(1)	Amount Above or (Below) Target(1)	Payout %
Adjusted Operating Profit	60%	$193.5 million	$42.4 million	120.0%
Trade Working Capital as a % of Sales	20%	22.7%	(3.8)%	0.0%
Policy Deployment	20%			40.0%
Total:	100%	—	—	160.0%
(1)
Due to the highly-strategic and confidential nature of the specific policy deployment objective that was selected by Climate Solutions segment, disclosure of our actual results for that objective would result in competitive harm to the Company. As a result, we have elected to disclose only the overall payout percentage.

Former Power Transmission Solutions Performance Measures	Weight	Actual Results(1)	Amount Above or (Below) Target(1)	Payout %
Adjusted Operating Profit	60%	$149.6 million	$27.8 million	120.0%
Trade Working Capital as a % of Sales	20%	19.7%	(0.7)%	11.2%
Policy Deployment	20%			40.0%
Total:	100%	—	—	171.2%
(1)
Due to the highly-strategic and confidential nature of the specific policy deployment objective that was selected by the former Power Transmission Solutions portion of our new Motion Control Solutions segment, disclosure of our actual results for that objective would result in competitive harm to the Company. As a result, we have elected to disclose only the overall payout percentage.

As a result, the NEOs who received ICP awards for 2021 earned payouts in the following amounts:
Name	Annual Incentive Compensation
Louis V. Pinkham	$1,978,032
Robert J. Rehard	$684,029
Thomas E. Valentyn	$492,786
John C. Kunze	$415,324
Jerrald R. Morton	$471,606
Long-Term Incentives
Do you provide long-term incentives? If so, how are they structured?
We provide long-term incentives to our NEOs in the form of equity-based compensation. Consistent with our compensation philosophy, we believe long-term equity incentives help to ensure that our NEOs have a continuing stake in the long-term success of our Company and allow our NEOs to earn above-median compensation only if our shareholders experience appreciation in their equity holdings.
In 2021, we made determinations concerning long-term equity-based awards in January, at the same time we completed our annual performance reviews. Grants of these awards were effective on February 23, 2021.
What long-term incentives were provided to NEOs in 2021?
In 2021, the Committee granted long-term incentives in the form of SARs, RSUs and PSUs. These awards were granted under our 2018 Equity Incentive Plan that was approved by our shareholders at our 2018 annual meeting of shareholders (our “2018 Plan”). The proportion of overall long-term incentive target value represented by each form of award granted in 2021 was 50% PSUs, 25% SARs and 25% RSUs. The Committee granted PSUs, SARs and RSUs to each of our NEOs in 2021 in the amounts indicated below in the “Grants of Plan-Based Awards Table for Fiscal 2021” and the narrative following the table. We value SARs using a Black-Scholes formula, TSR PSUs using a Monte Carlo methodology and ROIC PSUs using fair value. Consistent with our overall compensation philosophy, the Committee, after consultation with Willis Towers Watson, granted long-term compensation awards in 2021 at levels approximating the median level of these awards granted by the companies in our peer group. The target long-term incentive levels set by the Committee did not affect decisions regarding other compensation elements.
Award Type	Description	Other	Vesting Period
SARs	The right to receive stock in an amount equal to the appreciation in value of a share of stock over the base price per share.
The base price per share of all of the SARs is equal to the closing market price of our common stock on the date of grant so that SARs will have value only if the market price of our common stock increases after the grant date. The Committee granted SARs rather than stock options because it views SARs as less dilutive to our shareholders
Three years (ratable vesting on the first three anniversaries of the grant date)

RSUs	The right to have us issue a share of our common stock upon the vesting date specified in the award, if the participant is still employed by us at the time of vesting.
In addition to providing competitive compensation and an incentive to create shareholder value, these awards are intended to align management and shareholder interests as well as provide a retention incentive for the NEO to remain employed by our Company.
Three years (ratable vesting on the first three anniversaries of the grant date)

PSUs	The right to have us issue a share of our common stock upon achievement of the performance conditions specified in the award
The 2021 grants have a three-year performance period. Fifty percent (50%) of the PSUs will be earned or forfeited based on a performance metric of total shareholder return, or TSR, relative to our peer group over our fiscal years 2021-2023. The other fifty percent (50%) of the PSUs will be earned or forfeited based on a performance metric of return on invested capital, or ROIC.

The ROIC metric related to the

TSR at or below the 25th percentile of the peer group will result in no PSUs being earned. For TSR at the 50th percentile of the peer group, the target number of PSUs will be earned. For performance between the 25th and 50th percentile, the number of PSUs earned is interpolated between threshold and target. For TSR at the 75th percentile of the peer group, the maximum number of PSUs (which is 200% of the target PSUs) will be earned. For

Award Type	Description	Other	Vesting Period

PSUs granted in 2021 was established such that the ROIC target for the first year and for the cumulative three-year period were established at the time of grant, and the ROIC targets for years two and three of the performance period will be established, respectively, on the first and second anniversaries of the grant. The payout will be based 25% on performance against the cumulative target and 25% each on annual performance against the three annual targets.

performance between the 50th and 75th percentile, the number of PSUs earned is interpolated between target and maximum.

For the PSUs using an ROIC performance metric, ROIC below the minimum threshold ROIC level will result in no PSUs being earned. For ROIC at or above the maximum threshold level, the maximum number of PSUs (which is 200% of the target PSUs) will be earned. For ROIC between the threshold and target levels, or between the target and maximum levels, the number of PSUs earned is interpolated between threshold and target, or between target and maximum, respectively.

As indicated in the description above, the PSUs granted in fiscal 2021 had two performance metrics, TSR and ROIC. Half of the 2021 PSUs were subject to the TSR performance metric and half were subject to the ROIC metric. This represents a return to measuring ROIC in our PSU program consistent with the Company’s historic practice. New in 2021, the ROIC metric related to the PSUs granted in 2021 was established such that the ROIC target for 2021 was established at time of the grant as 9.2%, and the ROIC targets for years two and three of the performance period will be established on the first and second anniversaries of the grant. The payout will be based 25% on performance against the cumulative target and 25% each on annual performance against the three annual targets. This change was in order to set more actionable performance targets based on current business performance.
In 2021, the three-year performance period for the PSUs that we granted to our NEOs in 2019 (the “2019 PSUs”) was completed. The 2019 PSUs were subject to two performance metrics: half were subject to a relative TSR metric (the “2019 TSR PSUs”) and half were subject to an ROIC metric (the “2019 ROIC PSUs”). For the 2019 TSR PSUs, if our TSR was at or below the 25th percentile of the peer group, that would have resulted in none of the 2019 TSR PSUs being earned. For TSR at the 50th percentile of the peer group, the target number of 2019 TSR PSUs would have been earned, and for TSR at the 75th percentile of the peer group, the maximum number of 2019 TSR PSUs (which was 200% of the target 2018 TSR PSUs) would have been earned. For our 2019 ROIC PSUs, the threshold, target and maximum ROIC levels were 8.8%, 9.8% and 10.8%, respectively. ROIC below the minimum threshold level would result in no 2019 ROIC PSUs being earned. For ROIC at the target level, the target number of 2019 ROIC PSUs would be earned. For ROIC at or above the maximum ROIC level, the maximum number of 2019 ROIC PSUs (which is 200% of the target 2019 ROIC PSUs) would be earned. For both the 2019 TSR PSUs and 2019 ROIC PSUs, performance between the threshold and target levels, or between the target and maximum levels, the number of 2019 PSUs earned would be interpolated between threshold and target, or between target and maximum, respectively. Based on our performance for the period ending in 2021, 200% of the 2019 TSR PSUs were earned, and 90% of the 2019 ROIC PSUs were earned. Results for our 2019 ROIC PSUs substantially exclude the impact of all acquisitions, including the PMC and Arrowhead transactions.
In connection with Mr. Morton’s transition into his new role as president of integration for our new Motion Control Solutions operating segment, the Committee approved an additional RSU award with an approximate value, measured using the closing share price on the grant date, of $299,975. This grant was made in recognition of Mr. Morton’s significant contributions as leader of the integration of the PMC and Arrowhead businesses into our Company and will vest one-third on each of the first, second and third anniversaries of the effective date provided that he remains continually employed through the vesting date.

Other Benefits and Perquisites
Do you provide any other benefits or perquisites to your NEOs?
We have certain other plans that provide, or may provide, compensation and benefits to our NEOs. The Committee considers all of these plans and benefits when reviewing total compensation of our NEOs. These plans include the following:
Plan or Benefit	Description	Other
401(k)
Participants are eligible to contribute a portion of their compensation on a pre-tax basis, up to the limits imposed by the Internal Revenue Service and we make a matching contribution equal to 100% of the first 1% and 50% of the next 5% of base salary contributed by employees into their 401(k) accounts.

Regal Pension Plan	A defined benefit pension plan.
A number of the Company’s prior defined benefit pension plans have been merged into the Regal Pension Plan, including the former Regal Power Transmission Solutions Pension Plan, which merged effective 1/1/2017. The former Regal Power Transmission Solutions Plan was closed to new participants effective 2/1/2015, and was frozen with no new accruals effective 2/1/2020. The Regal Power Transmission Solutions Plan was a plan established to mirror a plan maintained by Emerson Electric Co. for employees of its power transmissions business, which the Company acquired effective 2/1/2015 and now forms the Company’s Power Transmission Solutions operating segment. Mr. Morton is our only NEO who participates in the Regal Pension Plan.

SDCRP	A supplemental defined contribution plan that provides a competitive retirement package through annual contributions to eligible participants’ accounts.	In 2021, all of our NEOs participated in the SDCRP.

Disability Benefits	Provides short-term disability benefit in the form of up to six months of base salary replacement. Provides long-term disability benefit of 60% of base salary.

Life Insurance	We provide our NEOs with Company-paid term life insurance.
The premiums paid for each of our NEOs for this life insurance in 2021 are included below in the “Summary Compensation Table for Fiscal Years 2019-2021” in the column entitled “All Other Compensation.” We do not provide a tax gross up in connection with this benefit.

Plan or Benefit	Description	Other
Perquisites
Each of the NEOs had use of a company car for business and personal travel. We also pay for annual medical physicals for our NEOs. In 2021, we also reimbursed Mr. Rehard for relocation expenses, and paid initiation and membership dues to a club on behalf of Mr. Pinkham. Mr. Pinkham received taxable benefit for spousal travel on the Company airplane for one roundtrip flight in 2021, where Mr. Pinkham was travelling on Company business.

Executive Stock Ownership Requirements
To underscore the importance of linking executive compensation and shareholder interests, we have implemented stock ownership requirements for certain executives, including our NEOs. Executives subject to these stock ownership requirements must own a certain dollar value amount of stock before they are permitted to sell shares (other than shares sold to pay option exercise prices or shares sold or surrendered to cover taxes). Executives who sell shares in violation of these requirements may be ineligible for future long-term incentive awards. As previously disclosed, the Committee decided to increase the ownership requirements effective as of July 2021 in order to further improve the alignment of our executive compensation with shareholder interests. The stock ownership policy requires the following levels of ownership:
Position	Ownership Required as Multiple of Base Salary (effective July 2021)	Ownership Required as Multiple of Base Salary (prior to July 2021)
Chief Executive Officer	6x	5x
Chief Financial Officer	4x	3x
Other Executive Officers	2x	1x
Each of our currently-serving NEOs are in compliance with this policy either because they own the target value of stock or because they have not sold shares.
Policy Against Hedging and Pledging Transactions
We have adopted a policy prohibiting our employees, including our NEOs, and our directors from trading in puts, calls and other derivative securities relating to our common stock. The prohibition includes the purchase of any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our common stock, whether or not such instruments are classified as derivative securities. We also prohibit our employees, including our NEOs, and directors from pledging shares of our common stock that they own as collateral to secure personal loans or other obligations under our Insider Trading Policy.
Employment Agreements and Severance and Change in Control Benefits
As previously disclosed, in fiscal 2019, in connection with the election of Mr. Pinkham as our Chief Executive Officer effective April 1, 2019, we entered into an employment agreement with him that provides for severance benefits upon certain terminations of employment. The terms of Mr. Pinkham’s employment agreement are described below under the heading “Potential Payments Upon Termination or Change in Control— Employment Agreement.” In addition, we have entered into change in control and termination agreements with Mr. Pinkham, Mr. Rehard and Mr. Valentyn. We do not have change in control and termination agreements with Mr. Kunze and Mr. Morton.
Other than the employment agreement with Mr. Pinkham we had no employment agreements with any of our NEOs that provided benefits prior to a change in control of our Company. The Committee believes the employment agreement with Mr. Pinkham and the change in control and termination benefits under the change in control and termination agreements and our equity incentive plans, are consistent with the Committee’s overall objective of building shareholder value and contain terms that are similar to those offered to executives of comparable companies.
The purpose of the employment agreement with Mr. Pinkham is to provide clarity concerning the terms and conditions of Mr. Pinkham’s employment as our Chief Executive Officer and the benefits he would receive upon certain terminations of employment, and to ensure that Mr. Pinkham will be subject to our confidentiality and restrictive covenant agreements.
The purpose of the change in control and termination benefits under the change in control and termination agreements and our equity incentive plans is to focus our NEOs on taking actions that are in the best interests of our shareholders without regard to whether such action may ultimately have an impact on their job security, and to avoid the loss of key managers that may occur in connection with an anticipated or actual change in control.
All of our change in control agreements contain “double trigger” provisions, which means that, for an NEO to receive severance benefits under the agreement, in addition to the change in control there must be some adverse change in the circumstances of the NEO’s employment. The Committee selected the triggering events for change in control and termination benefits to our NEOs based on its judgment that these events were likely to result in the job security distractions and retention concerns described earlier in this paragraph.
Other than the employment agreement with Mr. Pinkham and the change in control and termination agreements described above, we have no formal severance program in place for our NEOs.
The Committee has adopted a policy eliminating tax gross-ups from all new change in control and termination agreements that we enter into with our NEOs. This policy was applied to the change in control and termination agreements entered into with Mr. Pinkham, Mr. Rehard and Mr. Valentyn, which contain no tax gross-ups.
Tax Considerations
Code Section 162(m) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to covered employees, generally including our NEOs. Because many different factors influence a well-rounded, comprehensive and competitive executive compensation program, we reserve the right to award compensation to our NEOs in excess of $1 million regardless of the potential loss of tax deductibility if the Committee believes such compensation is suitable to continue to provide competitive arrangements intended to attract and retain, and provide appropriate incentives to, our NEOs.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth for each of our NEOs: (1) the dollar value of base salary and annual cash incentive earned during the years indicated; (2) the full grant date fair value of RSUs, SARs and PSUs granted during the years indicated, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718; (3) the dollar value of earnings for services pursuant to awards granted during the indicated year under non-equity incentive plans; (4) the change in pension value and non-qualified deferred compensation earnings during the years indicated; (5) all other compensation for the years indicated; and (6) the dollar value of total compensation for the years indicated. Our NEOs are our Chief Executive Officer, our Vice President, Chief Financial Officer, and each of our three other most highly compensated executive officers as of January 1, 2022, the last day of our most recent fiscal year. In accordance with the rules of the SEC, the table includes information for the fiscal years ended December 28, 2019, January 2, 2021 and January 1, 2022.
SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2019-2021
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Louis V. Pinkham Chief Executive Officer	2021	1,006,250	0	3,035,253	1,191,734	1,978,032	0	190,286	7,401,555
	2020	913,750	0	2,868,040	962,494	1,406,496	0	251,373	6,402,153
	2019	712,500	133,000	3,777,439	1,104,954	314,921	0	347,401	6,390,215

Robert J. Rehard Vice President, Chief Financial Officer	2021	556,200	0	841,664	331,256	684,029	0	102,592	2,515,741
	2020	496,250	0	744,857	249,999	484,380	0	209,658	2,185,144
	2019	462,500	0	574,673	305,803	150,000	0	80,079	1,573,055

Thomas E. Valentyn Vice President, General Counsel and Secretary	2021	462,341	0	524,233	206,239	492,786	0	75,402	1,761,001
	2020	419,484	25,000	446,949	150,004	348,955	0	75,909	1,466,301
	2019	424,375	0	382,463	204,216	102,600	0	72,560	1,186,214

John C. Kunze, President, Climate Solutions Segment	2021	393,151	0	403,163	158,741	415,324	0	39,919	1,410,298
	2020	347,000	0	446,949	150,004	198,102	0	37,891	1,179,946

Jerrald R. Morton, President, Integration Motion Control Solutions	2021	408,697	0	727,139	168,734	471,606	0	65,929	1,842,105
	2020	337,000	0	372,546	125,010	224,422	69,870	59,764	1,188,612
(1)	The salary amounts shown in the table reflect amounts actually earned during the year, rather than the annual base salary rates in effect any point in time.
(2)
The bonus amounts reflect a signing bonus granted to Mr. Pinkham in 2019 in connection with his election as Chief Executive Officer and a bonus granted to Mr. Valentyn for supporting the Chief Human Resources Officer role until it was filled in March 2020.

(3)
These amounts reflect the full grant date fair value of the RSU awards and PSU awards granted during the indicated fiscal year, computed in accordance with ASC Topic 718, Compensation-Stock Compensation, as well as the incremental fair value that resulted from the addition to outstanding RSU and PSU awards of the right to receive the value of future quarterly dividends in the form of dividends or DEUs, which will be subject to the same terms and conditions, including vesting and time of settlement, as the underlying share or unit to which the DEU relates, as described above under “Did you make changes to your compensation program for your NEOs in 2021.” In the case of PSUs, the amounts shown are based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718 as follows: Mr. Pinkham – $ 1,772,471; Mr. Rehard – $ 492,650; Mr. Valentyn – $ 306,858; Mr. Kunze – $ 236,039; and Mr. Morton – $ 250,914. The values of the PSUs at the grant date if the highest level of performance conditions were to be achieved would be as follows: Mr. Pinkham – $3,544,942; Mr. Rehard – $985,300; Mr. Valentyn – $613,716; Mr. Kunze – $472,078; and Mr. Morton – $501,828. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in valuing the stock awards for 2021, 2020 and 2019 are included under the caption “Shareholders’ Equity” in Note 10 of the Notes to Consolidated Financial Statements in the 2021, 2020 and 2019 Annual

Reports on Form 10-K, and such information is incorporated herein by reference. As described above under “Did you make changes to your compensation program for your NEOs in 2021,” for the 50% of the PSUs awarded in 2021 that will be earned or forfeited based on a performance metric of ROIC, the ROIC metric was established such that the ROIC target for the first year and for the cumulative three-year period were established at the time of grant, and the ROIC targets for years two and three of the performance period will be established, respectively, on the first and second anniversaries of the grant. The payout will be based 25% on performance against the cumulative target and 25% each on annual performance against the three annual targets. Because the performance goals for a portion of these ROIC-based PSUs were not determined in 2021, under ASC Topic 718, that portion of the PSUs are not considered to have been granted for purposes of GAAP. Instead, the grant date fair value for that portion of the PSUs will be is shown in the year in which the ROIC goals are set rather than in 2021. Accordingly, the amounts attributable to the PSUs shown in the table above for 2021 are proportionately lower than the amounts attributable to PSUs granted in earlier years.
(4)
These amounts reflect the full grant date fair value of all option awards granted during the indicated fiscal year, computed in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in valuing the stock awards for 2021, 2020 and 2019 are included under the caption “Shareholders’ Equity” in Note 10 of the Notes to Consolidated Financial Statements in the 2021, 2020 and 2019 Annual Reports on Form 10-K, and such information is incorporated herein by reference.

(5)
The values shown are not current cash benefits, but rather actuarial calculations of the change in the accumulated benefit obligations under the Regal Pension Plan. Mr. Morton’s number of years of credited service under the Regal Pension Plan vary based on the applicable portion of the plan, with 28 years being his highest number of years of credited service. We do not pay above market earnings under the SDCRP, and as such, no accumulated benefits under such plan are included in this table, consistent with SEC rules.

(6)
The amounts shown include payments for personal benefits and for the other items identified in the following sentences. We provide a modest level of personal benefits to NEOs. These personal benefits in 2021 included use of a company car, for Mr. Rehard, $16,951, as reimbursement to cover expenses relating to his completing his relocation to nearby the Company’s satellite corporate offices in Rosemont, Illinois, and, for Mr. Pinkham, $15,125 in initiation and membership dues to a club. Other items included in this column for 2021 included the payment of life insurance premiums, the cost of annual executive physicals, Company contributions to the NEOs’ 401(k) plan and, for Mr. Pinkham, Mr. Rehard, Mr. Valentyn, Mr. Kunze and Mr. Morton, our contributions to their SDCRP accounts.

Grants of Plan-Based Awards
The following table sets forth information regarding all incentive plan awards that the Committee made to our NEOs during fiscal 2021, including incentive plan awards (equity-based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to a NEO during the year. The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about these awards. Non-equity incentive plan awards are awards that are not subject to ASC Topic 718 and are intended to serve as an incentive for performance to occur over a specified period.
GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2021
			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Date of Committee Action	Threshold ($)	Original Target ($)	Maximum ($)(at 200%)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Louis V. Pinkham	2/18/2021	1/25/2021				0	10,235	20,470				1,772,471
	2/18/2021	1/25/2021							8,499			1,161,218
	2/18/2021	1/25/2021								31,839	133.77	1,191,734
		DEUs										101,564(4)
			0	1,218,000	2,436,000

Robert J. Rehard	2/18/2021	1/25/2021				0	2,845	5,690				492,650
	2/18/2021	1/25/2021							2,362			322,720
	2/18/2021	1/25/2021								8,850	133.77	331,256
		DEUs										26,294(4)
			0	421,200	842,400

Thomas E. Valentyn	2/18/2021	1/25/2021				0	1,772	3,544				306,858
	2/18/2021	1/25/2021							1,471			200,983
	2/18/2021	1/24/2020								5,510	133.77	206,239
		DEUs										16,392(4)
			0	303,440	606,880

John C. Kunze	2/18/2021	1/25/2021				0	1,363	2,726				236,039
	2/18/2021	1/25/2021							1,132			154,665
	2/18/2021	1/25/2021								4,241	133.77	158,741
		DEUs										12,459(4)
			0	258,029	516,058

Jerrald R. Morton	2/18/2021	1/25/2021				0	1,449	2,898				250,914
	2/18/2021	1/25/2021							1,203			164,366
	11/5/2021	10/25/2021							1,824			299,975
	2/18/2021	1/25/2021								4,508	133.77	168,734
		DEUs										11,884(4)
			0	280,852	561,704
(1)
These columns reflect the estimated future payouts at the time these awards were granted under the ICP, based on the base salaries in effect as of April 1, 2021. The amounts earned under these awards based on performance during fiscal year 2021 are shown in the “Non-Equity Incentive Compensation” column for fiscal year 2021 in the Summary Compensation Table.

(2)
These columns show the range of potential payouts for the PSUs that we described in the section titled “The Elements of Total Compensation – Long-Term Incentives” in the Compensation Discussion and Analysis. The number of PSUs that are earned, if any, will be based on performance for fiscal years 2021 to 2023 and will be determined after the end of fiscal year 2023. As described above under “Did you make changes to your compensation program for your NEOs in 2021,” for the 50% of the PSUs awarded in 2021 that will be earned or forfeited based on a performance metric of ROIC, the ROIC metric was established such that the ROIC target for the first year and for the cumulative three-year period were established at the time of grant, and the ROIC targets for years two and three of the performance period will be established, respectively, on the first and second anniversaries of the grant. The payout will be based 25% on performance against the cumulative target and 25% each on annual performance against the three annual targets. Because the performance goals for a portion of these ROIC-based PSUs were not determined in 2021, under ASC Topic 718, that portion of the PSUs are not considered to have been granted for purposes of GAAP. Instead, the grant date fair value for that portion of the PSUs will be is shown in the year in which the ROIC goals are set rather than in 2021. Accordingly, the amounts attributable to the PSUs shown in this table are proportionately lower than the amounts attributable to PSUs granted in earlier years.
(3)	The amounts shown in this column reflect the number of RSUs we granted to each NEO pursuant to our 2018 Plan.
(4)
Represents that incremental fair value that resulted from the addition to outstanding RSU and PSU awards of the right to receive the value of future quarterly dividends in the form of dividends or DEUs, which will be subject to the same terms and conditions, including vesting and time of settlement, as the underlying share or unit to which the DEU relates, as described above under “Did you make changes to your compensation program for your NEOs in 2021.”

Equity Incentive Plan Awards
As reflected in the tables above, the Committee granted equity-based awards to our NEOs in 2021. The Committee granted these awards under our 2018 Plan. Our equity incentive plans are administered by the Committee with respect to key employee participants, and the Committee generally has the authority to set the terms of awards under the plans except to the extent the plans specify such terms.
In January 2021, the Committee awarded the RSUs with an effective grant date of February 23, 2021 indicated in the table above under our 2018 Plan. Pursuant to its practice of granting equity-based awards only during an “open window” period following the release of our quarterly or annual financial results, the Committee awarded these RSUs with an effective grant date at the beginning of the first open window period following the Committee’s action. These RSUs had a grant date fair value determined pursuant to ASC Topic 718. These RSUs will vest one-third on each of the first, second and third anniversaries of the grant date.
The Committee also granted the SARs shown in the table above under our 2018 Plan at a per share base price of $140.22. Pursuant to its practice of granting equity-based awards only during an “open window” period following the release of our quarterly or annual financial results, the Committee awarded these SARs with an effective grant date of February 23, 2021, which was the beginning of the first open window period following the Committee’s action. The base price of the SARs equals the closing market price of a share of our common stock on the date of grant. Effective October 4, 2022, the base price of the SARs was adjusted to $133.77 to make award holders whole due to the impact of the special dividend issued in connection with the PMC transaction. These SARs will vest and become exercisable one-third on each of the first, second and third anniversaries of the grant date. The SARs will expire on February 23, 2031.
The Committee also granted the PSUs shown in the table above under our 2018 Plan. The PSUs have a three-year performance period, from fiscal year 2021 to fiscal year 2023, and will be earned or forfeited based on total shareholder return relative to our peer group and return on invested capital, or ROIC. The ROIC metric related to the PSUs granted in 2021 was established such that the ROIC target for the first year and for the cumulative three-year period were established by the Committee at the time of the grant, and the ROIC targets for years two and three of the performance period will be established, respectively, on the first and second anniversaries of the grant. The payout will be based 25% on performance against the cumulative target and 25% each on annual performance against the three annual targets.
The RSUs and PSUs granted by the Committee in 2021 also include the right to receive the value of future quarterly dividends in the form of dividend equivalent units, or DEUs, which will be subject to the same terms and conditions, including vesting and time of settlement, as the underlying share or unit to which the DEU relates.
Awards under our 2018 Plan and any rights under such awards are generally not assignable, alienable, saleable or transferable by participants.
Incentive Compensation Plan Cash Awards
As reflected in the non-equity incentive columns of the tables above, our NEOs participated in the ICP during fiscal 2021, which is designed to promote the maximization of shareholder value over the long term. The ICP provides annual cash incentive opportunities to our NEOs if the Company meets or exceeds certain financial target metrics during the fiscal year. Company performance above target earns an annual cash incentive more than the target annual cash incentive while Company performance below target earns an annual cash incentive less than the target annual cash incentive. Under the ICP, all annual cash incentives earned are fully paid in a single cash payment following the end of that year.

Supplemental Retirement Plans
The column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table includes amounts attributable to the change in the actuarial present value of the accumulated benefits under the Regal Pension Plan for Mr. Morton.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information on outstanding stock options, SARs and other equity-based awards held by our NEOs on January 1, 2022, including the number of shares underlying both exercisable and unexercisable portions of each stock option and SAR as well as the exercise or grant price and expiration date of each outstanding option and SAR.
OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR-END
	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Louis V. Pinkham(4)	22,232	33,349(5)	78.05	5/8/2029
	16,154	31,357(6)	84.39	2/18/2030
	0	33,374(7)	133.77	2/23/2031
					37,630(8)	6,403,897	64,938	11,051,362
Robert J. Rehard	2,148	0	74.56	5/12/2025
	3,317	0	54.79	5/11/2026
	1,731	433(9)	76.99	5/10/2027
	4,638	3,092(10)	74.04	5/9/2028
	6,153	9,229(11)	78.05	5/8/2029
	4,196	8,144(12)	84.39	2/18/2030
	0	9,276(13)	133.77	2/23/2031
					8,264(14)	1,406,517	17,416	2,964,170
Thomas E. Valentyn	9,381	0	54.79	5/11/2026
	6,121	1,530(15)	76.99	5/10/2027
	5,550	3,700(16)	74.04	5/9/2028
	4,109	6,163(17)	78.05	5/8/2029
	2,518	4,886(18)	84.39	2/18/2030
	0	5,775(19)	133.77	2/23/2031
					5,278(20)	898,318	10,646	1,812,068
John C. Kunze	0	675(21)	76.99	5/10/2027
	0	1,362(22)	74.04	5/9/2028
	0	2,265(23)	78.05	5/8/2029
	0	4,886(24)	84.39	2/18/2030
	0	4,445(25)	133.77	2/23/2031
					3,307(26)	562,882	9,428	1,604,620

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Jerrald R. Morton	2,070	0	74.56	5/12/2025
	5,172	0	54.79	5/11/2026
	2,701	675(27)	76.99	5/10/2027
	2,046	1,362(28)	74.04	5/9/2028
	1,511	2,265(29)	78.05	5/8/2029
	2,098	4,072(30)	84.39	2/18/2030
	0	4,725(31)	133.77	2/23/2031
					5,012(32)	853,045	8,796	1,496,946
(1)	Exercisable stock options are vested. Unexercisable stock options vest as noted.
(2)
RSUs vest as noted. PSUs are shown in the table at their maximum levels because, for the PSUs granted in fiscal years 2020 and 2021, performance through the end of fiscal year 2021 was trending above the target level. As of the last day of fiscal year 2021, PSUs were eligible to be earned as follows, at their maximum levels: For Mr. Pinkham: 34,448 units were eligible to be earned based on performance through the end of fiscal year 2022 and 30,488 units were eligible to be earned based on performance through the end of the fiscal year 2023. For Mr. Rehard: 8,944 units were eligible to be earned based on performance through the end of fiscal year 2022 and 8,472 units were eligible to be earned based on performance through the end of fiscal year 2023. For Mr. Valentyn: 5,366 units were eligible to be earned based on performance through the end of fiscal year 2022 and 5,280 units were eligible to be earned based on performance through the end of fiscal year 2023. For Mr. Brown: 4,474 units were eligible to be earned based on performance through the end of fiscal year 2022 and 4,320 units were eligible to be earned based on performance through the end of fiscal year 2023. For Mr. Kunze: 5,366 units were eligible to be earned based on performance through the end of fiscal year 2022 and 4,062 units were eligible to be earned based on performance through the end of fiscal year 2023. For Mr. Morton: 4,474 units were eligible to be earned based on performance through the end of fiscal year 2022 and 4,320 units were eligible to be earned based on performance through the end of fiscal year 2023. The PSUs shown as eligible to be earned in this table include the portion of the ROIC-based PSUs awarded in 2021 that were not considered to have been granted in 2021 for purposes of GAAP due to the performance goals not having been determined in 2021. The PSUs shown as eligible to be earned in this table also include additional PSUs that were credited pursuant to related DEUs. Such additional PSUs are subject to the same terms and conditions, including vesting and time of settlement, as the original PSUs.

(3)	Based on $170.18 per share closing price of our common stock on the New York Stock Exchange on the last trading day of our fiscal year 2021.
(4)
The vesting of Mr. Pinkham’s equity-based awards shown in this table is subject to the provisions of his employment agreement, which is described under the heading “Potential Payments on a Termination or Change in Control—Employment Agreement.”

(5)	These SARs vest with respect to 11,116 shares on each of 5/8/2022, 5/8/2023 and 5/8/2024.
(6)	These SARs vest with respect to 15,678 shares on each of 2/18/2022 and 2/18/2023.
(7)	These SARs vest with respect to 11,347 shares on 2/23/2022, 11,013 shares on each of 2/23/2023 and 2/23/2024.
(8)	These RSUs vest with respect to 13,788 on 5/8/2022, 7,337 shares on 4/1/2022, 3,779 shares on 2/18/2022 and 2/18/2023, 3,041 shares on 2/23/2022, and 2,951 shares on 2/23/2023 and 2/23/2024.
(9)	These SARs vest with respect to 433 shares on 5/10/2022.
(10)	These SARs vest with respect to 1,546 shares on each of 05/9/2022 and 5/9/2023.
(11)	These SARs vest with respect to 3,076 shares on each of 5/8/2022, 5/8/2023 and 5/8/2024.
(12)	These SARs vest with respect to 4,072 shares on each of 2/18/2022 and 2/18/2023.
(13)	These SARs vest with respect to 3,153 shares on 2/23/2022, 3,061 shares on each of 2/13/2023 and 2/23/2024.
(14)	These RSUs vest with respect to 3,815 shares on 5/8/2022, 981 shares on 2/18/2022 and 2/18/2023, 845 shares on 2/23/2022, 820 shares on 2/23/2023 and 2/23/2024.
(15)	These SARs vest with respect to 1,530 shares on 5/10/2022.
(16)	These SARs vest with respect to 1,850 shares on each of 5/9/2022 and 5/9/2023.
(17)	These SARs vest with respect to 2,054 shares on each of 5/8/2022, 5/8/2023 and 5/8/2024.
(18)	These SARs vest with respect to 2,443 shares on each of 2/18/2022 and 2/18/2023.

(19)	These SARs vest with respect to 1,963 shares on 2/23/2022, 1,905 shares on each of 2/23/2023 and 2/23/2024.
(20)	These RSUs vest with respect to 2,552 shares on 5/8/2022, 588 shares on 2/18/2022 and 2/18/2023, 526 shares on 2/23/2022, 510 shares on 2/23/2023 and 2/23/2024.
(21)	These SARs vest with respect to 675 shares on 5/10/2022.
(22)	These SARs vest with respect to 681 shares on each of 05/9/2022 and 5/9/2023.
(23)	These SARs vest with respect to 755 shares on each of 5/8/2022, 5/8/2023 and 5/8/2024.
(24)	These SARs vest with respect to 2,443 shares on each of 2/18/2022 and 2/18/2023.
(25)	These SARs vest with respect to 1,511 shares on 2/23/2022, 1,466 shares on each of 2/18/2023 and 2/18/2024.
(26)	These RSUs vest with respect to 937 shares on 5/8/2022, 588 shares on 2/18/2022 and 2/18/2023, 404 shares 2/23/2022, and 393 shares on 2/23/2023 and 2/23/2024.
(27)	These SARs vest with respect to 675 shares on 5/10/2022.
(28)	These SARs vest with respect to 681 shares on each of 05/9/2022 and 5/9/2023.
(29)	These SARs vest with respect to 755 shares on each of 5/8/2022, 5/8/2023 and 5/8/2024.
(30)	These SARs vest with respect to 2,036 shares on each of 2/18/2022 and 2/18/2023.
(31)	These SARs vest with respect to 1,606 shares on 2/23/2022, 1,559 shares on each of 2/18/2023 and 2/18/2024.
(32)
These RSUs vest with respect to 937 shares on 5/8/2022, 490 shares on 2/18/2022 and 2/18/2023, 430 shares on 2/23/2022, 417 shares on 2/23/2023 and 2/23/2024, 621 shares on 11/5/2022, and 603 shares on 11/5/2023 and 11/5/2024.

Option Exercises and Stock Vested
The following table sets forth information relating to the number of stock options and SARs exercised and the stock awards that vested during the last fiscal year for each of our NEOs on an aggregate basis.
OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2021
	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Louis V. Pinkham	—	—	10,670	1,493,702
Robert J. Rehard	—	—	5,213	763,829
Thomas E. Valentyn	—	—	5,674	841,263
John C. Kunze	7,073	465,615	2,445	355,589
Jerrald R. Morton	—	—	2,349	343,174
Retirement Benefits
Pension Benefits
The following table sets forth the actuarial present value of the accumulated benefit under each defined benefit plan for Mr. Morton, assuming benefits are paid at normal retirement age based on current levels of compensation. Mr. Pinkham, Mr. Rehard, Mr. Valentyn and Mr. Kunze do not participate in any non-tax-qualified defined benefit plan. The valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for Mr. Morton are included under the caption “Retirement and Post-Retirement Plans” in Note 8 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended January 1, 2022 and such information is incorporated herein by reference. The table also shows the number of years of credited service under the plan, computed as of the same pension plan measurement date used in our audited financial statements for the year ended January 1, 2022. The table also reports any pension benefits paid to Mr. Morton during the year.
PENSION BENEFITS FOR FISCAL 2021
Name	Plan name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jerrald R. Morton	Regal Pension Plan (qualified)	28(1)	473,337	0
(1)
Mr. Morton’s number of years of credited service vary based on the applicable portion of the former Regal Power Transmission Solutions Pension Plan, which was merged into the Regal Pension Plan effective 1/1/2017.

Regal Pension Plan
Mr. Morton participates in the Regal Pension Plan, which is a defined benefit pension plan that, prior to being closed to new participants, covered substantially all employees of Regal Beloit America, Inc., a subsidiary of the Company, who were compensated in whole, or in part, on a salaried basis. A number of defined benefit pension plans have been merged into the Regal Pension Plan, including the former Regal Power Transmission Solutions Plan, which was merged effective January 1, 2017, and was frozen with no new accruals effective February 1, 2020. The Regal Power Transmission Solutions Plan was a plan established at the time the Company acquired its Power Transmission Solutions business from Emerson Electric Co. on February 1, 2015 to mirror the defined benefit pension plan that was maintained for certain employees of the acquired business, including Mr. Morton. Eligibility under the former Regal Power Transmission Solutions Plan was based on being an active employee of the acquired business and a participant in a qualifying portion of the Emerson Electric Retirement Plan as of January 31, 2015.

The Regal Power Transmission Solutions Plan portion of the Regal Pension Plan provides benefits based on a formula that considers, among other items, average compensation, average social security wage base and pension credited service. Compensation and service for this formula includes compensation and service earned with Emerson Electric Co. through January 31, 2015, as well as with Regal Beloit America after that date through the date benefit accruals were frozen effective February 1, 2020. The benefit payable under the Regal Pension Plan is offset, however, by the benefit accrued under the Emerson Electric Co. Retirement Plan through January 31, 2015.
A participant becomes eligible to receive benefits under the former Regal Power Transmission Solutions Plan portion of the Regal Pension Plan the first of the month after they either reach the age of 65, or reach the age of 55 and have a minimum of 0 to 10 years of continuous service, depending on the applicable plan appendix. The Committee does not have discretion to grant additional years of service and/or revise the retirement age requirement for a participant to qualify for these benefits.
Mr. Morton started participating in the SDCRP after the Regal Pension Plan was frozen with no new accruals effective February 1, 2020.
Nonqualified Defined Contribution Retirement Benefits
The table below sets forth information regarding benefits Mr. Pinkham, Mr. Rehard, Mr. Valentyn, Mr. Kunze and Mr. Morton have earned under our SDCRP. The SDCRP replaced the Target Supplemental Retirement Plan for officers who become eligible to receive supplemental retirement benefits after December 31, 2016. Mr. Pinkham, Mr. Rehard, Mr. Valentyn, Mr. Kunze and Mr. Morton are the only NEOs who are currently eligible to participate in the SDCRP. Under the terms of the SDCRP, we make annual contributions to eligible participants’ accounts. The amount of the annual Company contribution is calculated as a percentage of total target cash compensation (which includes base salary plus the participant’s target ICP payout). The Company’s contribution percentage will vary based on years of service as an officer of the Company. The contribution percentages applicable to participants who were first eligible to participate in the SDCRP prior to 2020, which include Mr. Pinkham, Mr. Rehard and Mr. Valentyn, are set forth in the following table:
Years of Service as an Officer of the Company	Company Contribution %
0-5	7% per year
6-10	10% per year
11+	12% per year
The contribution percentages applicable to participants who were first eligible to participate in the SDCRP during the 2020 plan year (or any subsequent plan year), which include Mr. Kunze and Mr. Morton, are set forth in the following table:
Years of Service as an Officer of the Company	Company Contribution %
0-5	4% per year
6-10	6% per year
11+	9% per year
Participants can elect to invest contributions, with the Plan’s investment options being similar to the investment options under the Company’s 401(k) plan. Company contributions become vested after three years of service without regard to the participant’s age. Participants are not permitted to make contributions to their account under the plan; only the Company may make contributions.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2021
Name	Plan Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)(1)	Aggregate earnings (losses) in last FY ($)	Aggregate withdrawals/distributions in last Fiscal Year ($)	Balance at Fiscal Year End ($)(2)
Louis V. Pinkham	SDCRP	—	156,310	41,184	—	506,636
Robert J. Rehard	SDCRP	—	68,796	33,800	—	293,518
Thomas E. Valentyn	SDCRP	—	53,919	25,896	—	302,611
John C. Kunze	SDCRP	—	26,200	4,912	—	55,541
Jerrald R. Morton	SDCRP	—	31,888	2,837	—	58,450
(1)	The amounts shown in this column have previously been reported in the “All Other Compensation” column of the Summary Compensation Table for 2021
(2)
The amounts shown in this column include $446,880 for Mr. Pinkham, $232,946 for Mr. Rehard, $242,124 for Mr. Valentyn, $50,629 for Mr. Kunze, and $55,613 for Mr. Morton that was previously reported in the Summary Compensation Table in any year.

Potential Payments on a Termination or Change in Control
Except for the employment agreement we entered into with Mr. Pinkham, we have no agreements with any of our NEOs that provide for any benefits prior to a change in control of our Company. We have, however, entered into agreements and maintain plans that require us to provide certain benefits to our NEOs if we undergo a change in control and if the employment of our NEOs terminates or is adversely affected under circumstances specified in the agreements and plans.
Employment Agreement
Under Mr. Pinkham’s employment agreement, Mr. Pinkham became Chief Executive Officer on April 1, 2019. The benefits provided under the employment agreement to Mr. Pinkham include the following:
•	a base salary of $950,000 per year (Mr. Pinkham’s base salary for 2021 was $1,015,000);
•
eligibility for an annual cash bonus based on the achievement of company performance goals, with a target award opportunity equal to 110% of base salary (Mr. Pinkham’s target award opportunity for 2021 was equal to 120% of base salary);

•	eligibility for annual equity awards;
•	relocation benefits; and
•	participation in our other employee benefit plans, including the SDCRP, in accordance with the terms of such plans.
In addition, to compensate Mr. Pinkham for forfeitures of certain incentive compensation awards upon leaving his prior employer, the employment agreement also provided that we would pay Mr. Pinkham a cash signing bonus equal to $133,000 and grant him an RSU award with a grant value of approximately $1.75 million, which will vest in thirds over three years.
“Good reason” is defined in Mr. Pinkham’s employment agreement generally to include certain material reductions in his base salary or target bonus opportunity, certain relocations of his principal place of employment, any material breach by us of any agreement between us and Mr. Pinkham, or certain material, adverse changes in his position, authorities, duties, or responsibilities.
“Cause” is defined in Mr. Pinkham’s employment agreement generally to include certain willful and material failures to perform or instances of gross negligence; his willful and material failure to comply with any valid and legal directive of the Board; his engagement in certain acts of dishonesty, illegal conduct, or misconduct; his embezzlement, misappropriation, or fraud, or theft of company property; his conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; his material breach of any material obligation under any written agreement with us; or certain material failures to comply with material provisions of our written policies or rules.

Termination of Employment Prior to a Change in Control
Under Mr. Pinkham’s employment agreement, he is entitled to receive severance benefits upon certain terminations of employment. Specifically, if we terminate Mr. Pinkham without cause or if he resigns for good reason, then he would be entitled to cash severance equal to two times his annual base salary.
In addition, upon his termination by us without cause, by him for good reason, or as a result of his death or disability, Mr. Pinkham would be entitled to receive a pro-rata bonus for the year of termination and full vesting of his initial RSU award. To receive any of the severance benefits described in this paragraph (other than as a result of his death or disability), Mr. Pinkham would be required to sign a general release of claims against us. His employment agreement also provides that Mr. Pinkham will be subject to our confidentiality and restrictive covenant agreements.
Under our equity incentive plans, if a NEO’s employment with us terminates for any reason other than “cause,” all outstanding stock option and SAR awards generally expire on approximately the 90th day following the termination, and all unvested restricted stock and PSU awards are forfeited, subject, under certain circumstances, to exceptions permitted by the Committee. If a NEO’s employment is terminated for cause, restricted stock and PSU awards that have not vested are generally forfeited immediately, and each unexpired and uncancelled stock option or SAR award, to the extent not previously exercised, terminates immediately. “Cause” is defined under our equity incentive plans as (i) the participant’s commission of any felony; (ii) the participant’s fraud, dishonesty, theft, embezzlement, disclosure of trade secrets or confidential information; or (iii) other acts or omissions by the participant that result in a breach of any fiduciary duty the participant owes to us.
Change in Control without Termination of Employment
Other than the protections provided by our equity incentive plans and our employment agreement with Mr. Pinkham, we do not maintain any formal severance program for our NEOs outside of the context of a change in control of our Company. In the context of a change in control, however, our key executive change in control and termination agreements with Mr. Pinkham, Mr. Rehard and Mr. Valentyn as well as our equity incentive plans require us to provide certain benefits to covered NEOs. Although Mr. Kunze and Mr. Morton do not have change in control and termination agreements with us, they would benefit from certain provisions under our equity incentive plans in the context of a change in control. Our agreements with Mr. Pinkham, Mr. Rehard and Mr. Valentyn also provide for enhanced benefits if the employment of the covered NEOs terminates in connection with a change in control of our Company. A change in control under our agreements with our covered NEOs and our existing equity incentive plans generally means any of the following: (i) a person or entity acquires 20% or more of our common stock; (ii) a change occurs in the composition of the board of directors that is not approved by at least two-thirds of the existing directors; (iii) our shareholders approve a merger, consolidation or share exchange other than one that would result in less than a 50% change in ownership of us as the surviving entity; or (iv) our shareholders approve a plan for our dissolution or liquidation.
Under our agreements with Mr. Pinkham, Mr. Rehard and Mr. Valentyn, upon a change in control, we are required to cause all restrictions on any restricted stock awards made to the NEO prior to the change in control to lapse and to fully and immediately vest all stock options and SARs granted to the NEO prior to the change in control. We are also required, after the change in control, generally to maintain base salaries, fringe benefits and incentive compensation opportunities at a level equivalent to or higher than the level at which we provided such benefits prior to the change in control.
For all of our NEOs, in the event of a change in control, awards granted under our 2018 Plan and our 2013 Equity Incentive Plan (the “2013 Plan”) are subject to “double-trigger” vesting in a change in control transaction, which means that, if the surviving entity in the transaction agrees to assume the awards, vesting continues and is accelerated only upon a termination of employment without cause or for good reason. If awards are not assumed, then vesting accelerates.
If the change in control transaction would trigger the adjustment provisions of our existing equity incentive plans, because, under the 2013 Plan or our 2018 Plan, it is a merger, specified subdivision, combination or dividend of shares, a cash dividend meeting certain requirements, or other event that, in the judgment of the Board or the Committee requires an adjustment to prevent dilution or enlargement of the benefits under the 2013 Plan or our 2018 Plan, the Committee or the Board may make appropriate adjustments to prevent dilution or enlargement of the benefits or potential benefits available under our equity incentive plans. Under the adjustment provision, the Committee may also determine a cash payment amount to be paid to the holder of any outstanding award in exchange for cancellation of all or a part of the award.
As previously disclosed, to facilitate the consummation of the PMC transaction, each of our executive officers, including our NEOs, waived their entitlement to any benefits that may have been triggered by the occurrence of the PMC transaction, including the double trigger vesting provisions and enhanced change in control severance benefits.
Termination of Employment Connected to a Change in Control
The severance benefits provided under our agreements with Mr. Pinkham, Mr. Rehard and Mr. Valentyn are triggered if, during the period starting six months before and ending two years after a change in control of our Company, the NEO’s employment is terminated. If the NEO’s employment is terminated for cause, or as a consequence of death or disability, our obligations under the agreement are limited to the payment of amounts already earned, plus a prorated portion of any bonus, including annual cash incentives under the ICP, assuming the performance goal for such bonus had been attained. We may terminate the NEO for “cause” under these agreements if he (i) engages in intentional conduct not taken in good faith that has caused us demonstrable and serious financial injury, (ii) is convicted of a felony which substantially impairs the NEO’s ability to perform his duties, or (iii) willfully and unreasonably refuses to perform his duties or responsibilities.
If the NEO’s employment is terminated other than for cause or as a result of death or disability, or by the NEO with good reason, our full obligations under the agreement will be triggered. The NEO may terminate his employment with “good reason” under the agreements if:
•	we breach the terms of the agreement;
•	we reduce the NEO’s base salary, annual cash incentive opportunity or benefits;
•	we remove the NEO from positions within our Company;
•	the NEO determines in good faith that there has been a material adverse change in his working conditions or status;
•	we relocate the NEO; or
•	we require the NEO to travel 20% more frequently than prior to the change in control.
Under the agreements, the NEO will receive a termination payment that is equal to, in the case of Mr. Pinkham, three times or, in the case of Mr. Rehard and Mr. Valentyn, two times the sum of (1) the NEO’s annual base salary then in effect (2) the higher of (i) the NEO’s annual cash incentive target bonus for the fiscal year of the termination, which includes annual cash incentive payments under the ICP, or (ii) the annual cash incentive received in the year prior to the change in control and (3) the value of all fringe benefits. None of the agreements with Mr. Pinkham, Mr. Rehard or Mr. Valentyn contain a gross-up provision (i.e., a provision that provides for additional payments to the NEOs to compensate them for any excise taxes on payments related to the change in control that may be imposed on the NEOs under the Internal Revenue Code).
The NEO also will receive outplacement services and health and life insurance for up to two years and the reimbursement of certain accounting and legal fees related to calculating the tax impact of these payments. We will also waive any minimum years of service requirements with respect to supplemental retirement programs and will make a payment equal to the value of any additional retirement benefits the NEO would receive if he had remained employed for, in the case of Mr. Pinkham, three years, or in the case of Mr. Rehard and Mr. Valentyn, two years. The NEO will also be credited with, in the case of Mr. Pinkham, three years or, in the case of Mr. Rehard and Mr. Valentyn, two years’ additional service under any post-retirement welfare benefit plan that we maintain. Finally, we will pay any performance awards granted under a long-term incentive plan at target as if all performance requirements were met, but offset by any amount paid upon the change in control under the same award. We do not currently maintain any long-term cash incentive plan and no awards are outstanding to our NEOs under any such plan.
Tables Summarizing Payments Upon Termination or Change in Control
The following tables describe the potential payments upon various events of termination and change in control. These tables assume that the triggering event or events occurred on January 1, 2022, the last day of our fiscal year, and the price per share of our common stock was $170.18, the closing market price on the last trading day prior to such date. Solely for purposes of calculating the potential value of accelerated vesting of equity-based awards in connection with a change in control transaction, we have made the assumption that such awards were not assumed by the surviving entity in the transaction. In fact, in the event of a change in control, awards granted under our 2018 Plan and our 2013 Plan are subject to “double-trigger” vesting in a change in control transaction, which means that, if the surviving entity in the transaction agrees to assume the awards, vesting continues and is accelerated only upon a termination of employment without cause or for good reason.
The following table sets forth certain information relating to the compensation of Mr. Pinkham, our Chief Executive Officer, upon a change in control of our Company and following a termination of Mr. Pinkham’s employment.
Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control(2)	Death or Disability
Compensation:
Current Year ICP Cash Incentive	—	1,978,032	—	—	1,978,032	1,978,032
ICP Cash Incentive Deferred from Prior Years	—	—	—	—	—	—
Termination Payment	—	2,030,000	—	—	7,311,662	—
Restricted Stock
Unvested and Accelerated	—	—	—	6,403,897	6,403,897	6,403,897
SARs
Unvested and Accelerated	—	—	—	6,977,708	6,977,708	6,977,708
PSUs
Unvested and Accelerated	—	—	—	7,724,302	7,724,302	7,724,302
Benefits and Perquisites:
Cash Payment Under Retirement Plans	—	—	—	—	—	—
Post-termination Health & Life Insurance	—	—	—	—	22,051	—
Life Insurance Proceeds(3)	—	—	—	—	—	250,000
Disability(4)	—	—	—	—	—	120,000
Accrued Vacation Pay	78,077	78,077	78,077	—	78,077	78,077
Accounting and Legal Services	—	—	—	—	15,000	—
Outplacement Services	—	—	—	—	101,500	—
280G Tax Cutback	—	—	—	—	—	—
Total:	78,077	4,086,109	78,077	21,105,907	30,612,229	23,532,016(5)
(1)	Assumes the NEO’s employment is terminated by us without cause or by the NEO with good reason not in connection with a change in control of our Company.
(2)
For purposes of calculating the benefits that would be received in connection with a change in control of our Company, we have assumed that no reduction would occur under our arrangements with the NEO that provide for a “best net” approach to potential excise taxes under Section 280G of the Code. The “best net” approach would either reduce the benefits to a level that would not trigger the imposition of the excise taxes or pay the benefits in full, whichever would provide the better after-tax result to the NEO. The amounts shown in the column titled “Involuntary or Good Reason Termination/Change in Control” assume the NEO’s employment is terminated by us without cause or by the NEO with good reason in connection with a change in control of our Company.

(3)	Life insurance death benefit payable only in event of death. The amount shown reflects only the enhanced death benefits over those offered to employees generally.
(4)
Disability benefit payable only in event of disability. The amount shown reflects only the enhanced disability benefits that would be payable to the NEO over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(5)
The total amount shown is larger than the amount the NEO would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table set forth certain information relating to the compensation of Mr. Rehard, our Vice President, Chief Financial Officer, upon a change in control of our Company and following a termination of Mr. Rehard’s employment.
Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control(2)	Death or Disability
Compensation:
Current Year ICP Cash Incentive	—	684,029	—	—	684,029	684,029
ICP Cash Incentive Deferred from Prior Years	—	—	—	—	—	—
Termination Payment	—	—	—	—	2,260,812	—
Restricted Stock
Unvested and Accelerated	—	—	—	1,406,517	1,406,517	1,406,517
SARs
Unvested and Accelerated	—	—	—	2,224,297	2,224,297	2,224,297
PSUs
Unvested and Accelerated	—	—	—	2,091,083	2,091,083	2,091,083
Benefits and Perquisites:
Cash Payment Under Retirement Plans	—	—	—	—	—	—
Post-termination Health & Life Insurance	—	—	—	—	46,189	—
Life Insurance Proceeds(3)	—	—	—	—	—	250,000
Disability(4)	—	—	—	—	—	120,000
Accrued Vacation Pay	43,200	43,200	43,200	—	43,200	43,200
Accounting and Legal Services	—	—	—	—	15,000	—
Outplacement Services	—	—	—	—	56,160	—
280G Tax Cutback	—	—	—	—	—	—
Total:	43,200	727,229	43,200	5,721,897	8,827,287	6,819,126(5)
(1)	Assumes the NEO’s employment is terminated by us without cause or by the NEO with good reason not in connection with a change in control of our Company.
(2)
For purposes of calculating the benefits that would be received in connection with a change in control of our Company, we have assumed that no reduction would occur under our arrangements with the NEO that provide for a “best net” approach to potential excise taxes under Section 280G of the Code. The “best net” approach would either reduce the benefits to a level that would not trigger the imposition of the excise taxes or pay the benefits in full, whichever would provide the better after-tax result to the NEO. The amounts shown in the column titled “Involuntary or Good Reason Termination/Change in Control” assume the NEO’s employment is terminated by us without cause or by the NEO with good reason in connection with a change in control of our Company.

(3)	Life insurance death benefit payable only in event of death. The amount shown reflects only the enhanced death benefits over those offered to employees generally.
(4)
Disability benefit payable only in event of disability. The amount shown reflects only the enhanced disability benefits that would be payable to the NEO over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(5)
The total amount shown is larger than the amount the NEO would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Valentyn, our Vice President, General Counsel and Secretary, upon a change in control of our Company and following a termination of Mr. Valentyn’s employment.
Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control(2)	Death or Disability
Compensation:
Current Year ICP Cash Incentive	—	492,786	—	—	492,786	492,786
ICP Cash Incentive Deferred from Prior Years	—	—	—	—	—	—
Termination Payment	—	—	—	—	1,780,958	—
Restricted Stock
Unvested and Accelerated	—	—	—	898,318	898,318	898,318
SARs
Unvested and Accelerated	—	—	—	1,695,534	1,695,534	1,695,534
PSUs
Unvested and Accelerated	—	—	—	1,309,135	1,309,135	1,309,135
Benefits and Perquisites:
Cash Payment Under Retirement Plans	—	—	—	—	—	—
Post-termination Health & Life Insurance	—	—	—	—	46,669	—
Life Insurance Proceeds(3)	—	—	—	—	—	250,000
Disability(4)	—	—	—	—	—	100,098
Accrued Vacation Pay	35,910	35,910	35,910	—	35,910	35,910
Accounting and Legal Services	—	—	—	—	15,000	—
Outplacement Services	—	—	—	—	46,683	—
280G Tax Cutback	—	—	—	—	—	—
Total:	35,910	528,696	35,910	3,902,987	6,320,993	4,781,781(5)
(1)	Assumes the NEO’s employment is terminated by us without cause or by the NEO with good reason not in connection with a change in control of our Company.
(2)
For purposes of calculating the benefits that would be received in connection with a change in control of our Company, we have assumed that no reduction would occur under our arrangements with the NEO that provide for a “best net” approach to potential excise taxes under Section 280G of the Code. The “best net” approach would either reduce the benefits to a level that would not trigger the imposition of the excise taxes or pay the benefits in full, whichever would provide the better after-tax result to the NEO. The amounts shown in the column titled “Involuntary or Good Reason Termination/Change in Control” assume the NEO’s employment is terminated by us without cause or by the NEO with good reason in connection with a change in control of our Company.

(3)	Life insurance death benefit payable only in event of death. The amount shown reflects only the enhanced death benefits over those offered to employees generally.
(4)
Disability benefit payable only in event of disability. The amount shown reflects only the enhanced disability benefits that would be payable to the NEO over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(5)
The total amount shown is larger than the amount the NEO would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Kunze, the president of our Climate Solutions operating segment, upon a change in control of our Company and following a termination of Mr. Kunze’s employment.
Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control(2)	Death or Disability
Compensation:
Current Year ICP Cash Incentive	—	415,324	—	—	415,324	415,324
ICP Cash Incentive Deferred from Prior Years	—	1,394	—	—	1,394	1,394
Termination Payment	—	—	—	—	—	—
Restricted Stock
Unvested and Accelerated	—	—	—	562,882	562,882	562,882
SARs
Unvested and Accelerated	—	—	—	983,533	983,533	983,533
PSUs
Unvested and Accelerated	—	—	—	951,475	951,475	951,475
Benefits and Perquisites:
Cash Payment Under Retirement Plans	—	—	—	—	—	—
Post-termination Health & Life Insurance	—	—	—	—	—	—
Life Insurance Proceeds(3)	—	—	—	—	—	250,000
Disability(4)	—	—	—	—	—	58,181
Accrued Vacation Pay	30,536	30,536	30,536	—	30,536	30,536
Accounting and Legal Services	—	—	—	—	—	—
Outplacement Services	—	—	—	—	—	—
280G Tax Cutback	—	—	—	—	—	—
Total:	30,536	447,254	30,536	2,497,890	2,945,144	3,253,325(5)
(1)	Assumes the NEO’s employment is terminated by us without cause or by the NEO with good reason not in connection with a change in control of our Company.
(2)
For purposes of calculating the benefits that would be received in connection with a change in control of our Company, we have assumed that no reduction would occur under our arrangements with the NEO that provide for a “best net” approach to potential excise taxes under Section 280G of the Code. The “best net” approach would either reduce the benefits to a level that would not trigger the imposition of the excise taxes or pay the benefits in full, whichever would provide the better after-tax result to the NEO. The amounts shown in the column titled “Involuntary or Good Reason Termination/Change in Control” assume the NEO’s employment is terminated by us without cause or by the NEO with good reason in connection with a change in control of our Company.

(3)	Life insurance death benefit payable only in event of death. The amount shown reflects only the enhanced death benefits over those offered to employees generally.
(4)
Disability benefit payable only in event of disability. The amount shown reflects only the enhanced disability benefits that would be payable to the NEO over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(5)
The total amount shown is larger than the amount the NEO would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

The following table sets forth certain information relating to the compensation of Mr. Morton, the current president of integration for our new Motion Control Solutions operating segment, and the former president of our Power Transmission Solutions operating segment (which now forms a part of Motion Control Solutions), upon a change in control of our Company and following a termination of Mr. Morton’s employment.
Executive Benefits and Payments Upon Change in Control or Termination	Voluntary Termination	Involuntary Termination(1)	For Cause Termination	Change in Control without Termination	Involuntary or Good Reason Termination / Change in Control(2)	Death or Disability
Compensation:
Current Year ICP Cash Incentive	—	471,606	—	—	471,606	471,606
ICP Cash Incentive Deferred from Prior Years	—	6,208	—	—	6,208	6,208
Termination Payment	—	—	—	—	—	—
Restricted Stock
Unvested and Accelerated	—	—	—	853,045	853,045	853,045
SARs
Unvested and Accelerated	—	—	—	923,895	923,895	923,895
PSUs
Unvested and Accelerated	—	—	—	897,650	897,650	897,650
Benefits and Perquisites:
Cash Payment Under Retirement Plans	—	—	—	—	—	—
Post-termination Health & Life Insurance	—	—	—	—	—	—
Life Insurance Proceeds(3)	—	—	—	—	—	250,000
Disability(4)	—	—	—	—	—	64,662
Accrued Vacation Pay	36,072	36,072	36,072	—	36,072	36,072
Accounting and Legal Services	—	—	—	—	—	—
Outplacement Services	—	—	—	—	—	—
280G Tax Cutback	—	—	—	—	—	—
Total:	36,072	513,886	36,072	2,674,590	3,188,476	3,503,138(5)
(1)	Assumes the NEO’s employment is terminated by us without cause or by the NEO with good reason not in connection with a change in control of our Company.
(2)
For purposes of calculating the benefits that would be received in connection with a change in control of our Company, we have assumed that no reduction would occur under our arrangements with the NEO that provide for a “best net” approach to potential excise taxes under Section 280G of the Code. The “best net” approach would either reduce the benefits to a level that would not trigger the imposition of the excise taxes or pay the benefits in full, whichever would provide the better after-tax result to the NEO. The amounts shown in the column titled “Involuntary or Good Reason Termination/Change in Control” assume the NEO’s employment is terminated by us without cause or by the NEO with good reason in connection with a change in control of our Company.

(3)	Life insurance death benefit payable only in event of death. The amount shown reflects only the enhanced death benefits over those offered to employees generally.
(4)
Disability benefit payable only in event of disability. The amount shown reflects only the enhanced disability benefits that would be payable to the NEO over the course of a year compared with the disability benefits to which non-executive officer salaried employees would receive over the same period.

(5)
The total amount shown is larger than the amount the NEO would receive on a termination of employment in the event of death or disability because it includes both amounts that would be payable only on death and amounts that would be payable only on disability.

We set forth below a description of the facts and assumptions that we used in creating the tables above. Unless otherwise noted, the descriptions of the payments below are applicable to all of the above tables relating to potential payments upon termination.

Impact of Certain Terminations of Employment
Current Year ICP Annual Cash Incentive
Under the ICP, in the event of a termination of the NEO prior to payment, the NEO is not entitled to receive any portion of the ICP incentive, although the Committee may exercise its discretion to make a payment in the event the termination is due to retirement.
Stock Options, Restricted Stock, Restricted Stock Units and Stock Appreciation Rights
Under our equity incentive plans, in the event of a termination for death, disability or retirement, other than in connection with a change in control, our Board generally has discretion to fully vest any unvested awards. The tables assume the Board exercises such discretion and fully vests the stock options, SARs, restricted stock and RSUs. In the event of a change in control, the NEO would be entitled to the vesting of all of the NEO’s then unvested stock options, SARs, restricted stock and RSUs, assuming that the acquirer does not choose to assume or replace the awards. The table assumes that all stock options, SARs, restricted stock and RSUs would vest (rather than being assumed by the acquirer) upon a change in control.
Performance Share Units
Under our equity incentive plans, in the event of a termination for death, all outstanding performance awards, including PSUs, will be paid following the end of the performance period based on achievement of the performance goals as if the participant had not died, but prorated based on the portion of the performance period completed at the time of death. In the event of a termination as a result of disability, all outstanding PSUs will be paid based on the degree to which the applicable performance goals have been attained, but prorated based on the portion of the performance period that the participant has completed at the time of termination. In the event of a termination due to retirement, our equity incentive plans provide that the Board generally has discretion to accelerate the vesting of any unvested PSUs, and for purposes of the above tables, we assumed that the Board exercised such discretion. Upon a change in control, unless the acquiring or surviving entity assumes or replaces the outstanding PSUs, all such units for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the amount that would have been due under the units if the performance goals measured at the time of the change of control were to continue to be achieved at the same rate through the end of the performance period, or if higher, assuming the target performance goals had been met at the time of the change of control. The tables assume the payment would be at target.
Life Insurance Proceeds
Life insurance proceeds are the death benefits on Company paid life insurance. No life insurance payments will be made in connection with a termination for disability.
Impact of Change in Control Terminations
Except as otherwise noted, the following items apply only to a termination in the context of a change in control for Mr. Pinkham, Mr. Rehard and Mr. Valentyn. We assume the termination is without cause or by the NEO with good reason. Further, we assume that the change in control and the NEO’s termination of employment both occurred on January 1, 2022, the last day of our fiscal year.
Supplemental Retirement Plans
Per the terms of the SDCRP, participants forfeit their account balance upon termination of employment prior to attaining three years of service (without regard to the participant’s age), except that the participant will become 100% vested in their account balance upon a termination due to death. In addition, under the terms of Mr. Pinkham’s, Mr. Rehard’s, and Mr. Valentyn’s agreements, in the event they are terminated due to a change in control, they would become 100% vested in their SDCRP account balance.
Cash Payment Under Retirement Plans
The amounts relating to the cash payments under our retirement plans in the tables above reflect the cash payment that is equal to the value of additional retirement benefits that each NEO would have received if he remained employed with our Company for an additional three years, in the case of Mr. Pinkham, or two years, in the case of Mr. Rehard and Mr. Valentyn.

Post-Retirement Health Care Benefits
The NEO will be covered under our health and life insurance for, in the case of Pinkham, three years or, in the case of Mr. Rehard and Mr. Valentyn, two years, unless the NEO obtains equal or greater benefits from another employer. We have assumed the NEO will not obtain benefits from another employer.
Accounting and Legal Services
We are obligated to reimburse the NEO for up to $15,000 for accounting and legal services related to the calculation of the tax gross-up amount described below under “Section 280G Tax Gross-up or Cut Back.” The tables assume the entire amount is reimbursed to the NEO.
Outplacement
The NEO will be entitled to receive outplacement services up to the amount that is equal to ten percent (10%) of the NEO’s base salary. The tables assume the NEO will use the full amount of this benefit.
Section 280G Cutback
Upon a change in control of our Company the NEO may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. We adopted a policy prohibiting provisions for the reimbursement of excise taxes that are imposed under Section 280G and any income and excise taxes that are payable as a result of any reimbursement for Section 280G excise taxes in new change of control and severance agreements with executive officers, and this policy applied to the agreements we entered into with Mr. Valentyn in October 2016, Mr. Rehard in April 2018 and Mr. Pinkham in 2019. To address Section 280G, the agreements with Mr. Pinkham, Mr. Valentyn and Mr. Rehard include a “best of” provision pursuant to which, if the amounts payable under the agreement or any other of our plans or agreements with the NEO would constitute an excess parachute payment and result in an excise tax being imposed on the NEO, then the NEO will receive either the full amount of such payments or a lesser amount such that no portion of the payments will be subject to the excise tax, whichever would result in the greater after-tax benefit to the NEO.
Non-Competition
As a condition to each NEO’s entitlement to receive the severance payments and other benefits described in this section, the NEO is required to execute a waiver of claims and be bound by the terms of a non-competition agreement which prohibits the NEO from working in a business that engages in substantial competition with us, for a period of one year from the NEO’s termination of employment. Our Board may waive this provision. In addition, as a condition to each NEO’s entitlement to participate in the ICP, the NEO must agree to certain non-competition restrictions.
Pay Ratio
Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission (the “SEC”) adopted a rule requiring annual disclosure of the ratio of the total annual compensation of the CEO to the median of the annual total compensation of all employees. We are providing the following disclosure in compliance with such SEC rule.
For purposes of this disclosure, as permitted by SEC regulations, we used the same global median employee as in our proxy statements filed during 2020 and 2021, because, excluding the approximately 5,800 employees who joined our company as a result of the PMC transaction on October 4, 2021 and the Arrowhead transaction on November 23, 2021, pursuant to the instructions to Item 402(u) of Regulation S-K, there had been no material change in our employee population or employee compensation arrangements that would result in a significant change to our pay ratio disclosure.
To arrive at the median employee’s total annual compensation, we added together all of the elements of such median employee’s compensation for 2021 in the same way that we calculate the annual total compensation of our NEOs in the Summary Compensation Table. We then compared such number to the total compensation of Mr. Pinkham, annualized as described below.

As such, for the year ended January 1, 2022:
•	The annual total compensation of Mr. Pinkham was $7,401,555.
•	The annual total compensation of our median employee was $18,252.
•	Based on the above information, the ratio of the annual total compensation of Mr. Pinkham to the median of the annual total compensation of all other employees is estimated to be 406 to 1.
We compete on a global scale. Most of our manufacturing plants and more than three-fourths of our employees are located outside of the United States, including our median employee referenced above, who is located in Mexico.
Although we operate on a worldwide basis, the form and amount of Mr. Pinkham’s annual total compensation is largely influenced by prevailing market practices in the United States, as is the compensation of our other U.S. employees. In addition, we are incorporated and headquartered in Wisconsin, and our common stock is traded on the New York Stock Exchange. For these reasons, we think that it is useful to understand the relationship between the annual total compensation of Mr. Pinkham and our median U.S. employee, who was identified by a similar process, using only U.S. employee base wages and determining annual total compensation. As permitted by SEC regulations, due to our original U.S. median employee having anomalous compensation characteristics that impact the pay ratio, we substituted another employee within a 1% variance of the median who has substantially similar compensation to the original median U.S. employee based on base salary or wages. For the year ended January 1, 2022:
•	The annual total compensation of our median U.S. employee was $58,423.
•	The ratio of the annual total compensation of our CEO to the median of the annual total compensation of our U.S. employees is estimated to be 127 to 1.
Risk Assessment of Compensation Policies and Practices
We seek to design our compensation policies and practices to reflect a balanced approach between incentives to achieve short-term and longer-term objectives, both of which we believe will help us achieve sustained growth and success over the long term. While we recognize that the pursuit of our financial performance objectives and the link between the amount of compensation earned under our incentive arrangements and achievement of the objectives may lead to employee behavior that increases certain risks to our Company, we believe that we have designed our compensation programs and policies to mitigate these concerns and help to ensure that our policies and practices are consistent with our risk profile.
Our Board relies on the Committee to address significant risk exposures facing the Company with respect to compensation, with appropriate reporting of these risks to be made to the full Board. The Committee, with the assistance of management and independent compensation consultants, periodically evaluates our compensation policies and practices to assess whether the risks arising from these policies and practices are likely to have a material adverse effect on our Company and to assess the effect on these risks of any changes to our enterprise risk profile. The Committee did not recommend or implement any material changes in 2021 as a result of its most recent assessment, but has identified or implemented the following measures, among others, that it believes serve to mitigate any risks arising from our compensation policies and practices:
•
In fiscal 2021, we used earnings per share, free cash flow and a weighted average of the policy deployment metrics for our four operating segments as the total Company performance measures under our annual cash incentive plans for all of our NEOs, and adjusted operating profit, working capital as a percentage of sales, and segment-specific policy deployment metrics that were tailored to capture each segment’s key strategic priorities as additional segment-level performance measures under our annual cash incentive plans for our NEOs who are presidents of our operating segments, in part because these metrics tie rewards for participants to the operational performance and efficiency of our business as it is actually realized. We believe that, because these metrics tied directly to the financial performance of our business, they also tie ultimately to the creation of long-term shareholder value. By focusing on our operational performance and efficiency, our annual cash incentive plans have created incentives for prudent investments in assets that are capable of providing strong long-term returns.

•
We have capped payouts under our ICP cash incentive plan for our executive officers at 200%. We believe that capping the maximum annual cash incentive serves to limit participants’ incentives to take short-term or inappropriately risky measures to increase payouts in any given year.

•
Our SAR, RSU and PSU awards under our long-term incentive compensation arrangements are subject to three-year vesting or performance periods, which we believe fosters employee retention and further helps to mitigate incentives to take short-term risks, while encouraging our employees to focus on our sustained growth over the long term. In addition, we have capped the payouts under the PSU awards at 200% of the target amount to limit participants’ incentives to take short-term or inappropriately risky measures to increase payouts in any given year.

•	We have implemented stock ownership guidelines for certain executives, including our NEOs, which we believe help to focus our executives on long-term stock price appreciation and sustainability.
•
We have adopted a clawback policy requiring us to recoup incentive compensation paid to our executive officers on the basis of financial results that are subsequently subject to a material restatement.

•
We have adopted a policy prohibiting our employees, including our NEOs, from trading in puts, calls and other derivative securities relating to our common stock. The prohibition includes the purchase of any financial instruments designed to hedge or offset any decease in the market value of our common stock. We also prohibit our employees, including our NEOs, from pledging common stock that they own as collateral to secure personal loans or other obligations.

In addition to the ICP annual cash incentive plan discussed above, we maintain revenue-based sales incentive compensation programs for certain of our non-executive officer employees at select business units or functions. The eligible employees are generally engaged in sales functions and our general philosophy regarding their compensation is to provide a portion of their compensation on a variable basis to create incentives for them to bring in new customers and/or increase sales to existing customers. We designed the programs to limit the risks that participants will seek to increase their payouts through low-quality sales or short-term revenue accompanied by long-term costs or additional risks by capping the amount of compensation participants may earn under the programs and by not giving the individual participants final authority over which sales are accepted. We monitor the programs periodically to determine whether our risk-management objectives are being addressed by these features and intend to modify the programs if necessary to reflect changes to our risk profile.

DIRECTOR COMPENSATION
The following table sets forth certain information relating to the compensation for our directors for the last fiscal year other than for Mr. Pinkham, who received no additional compensation for his service as director.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Jan A. Bertsch	$95,000	$145,015	$656	$240,671
Stephen M. Burt (Chairperson, Audit Committee)	$108,250	$145,015	$656	$253,921
Anesa T. Chaibi (Chairperson, Compensation and Human Resources Committee)	$104,250	$145,015	$656	$249,921
Theodore D. Crandall	$22,500	$72,527	—	$95,027
Christopher L. Doerr	$90,000	$145,015	$656	$235,671
Dean A. Foate	$90,000	$145,015	$656	$235,671
Michael F. Hilton	$90,000	$145,015	$656	$235,671
Rakesh Sachdev (Chairman)	$240,000	$145,015	$656	$385,671
Curtis W. Stoelting (Chairperson, Corporate Governance, Sustainability and Director Affairs Committee)	$102,500	$145,015	$656	$248,171
Robin A. Walker-Lee	$22,500	$72,527	—	$95,027
(1)
These amounts reflect the full grant date fair value of all stock awards granted during fiscal 2021, computed in accordance with FASB ASC Topic 718. As of January 1, 2022, none of our non-employee directors held outstanding option awards. As of January 1, 2022, each of our non-employee directors other than Mr. Crandall and Ms. Walker-Lee held 1,017 outstanding restricted shares of common stock, and Mr. Crandall and Ms. Walker-Lee held 441 outstanding restricted shares of common stock.

(2)	The amounts shown in this column reflect dividends that were paid on restricted stock.
Our compensation policies for directors are designed to attract and retain the most qualified individuals to serve on the Board in the industry in which we operate. The equity portion of director compensation is designed to align directors’ interests with shareholders’ interests. The non-employee directors are currently paid the following fees:
•	Annual retainer fee of $90,000 for each director.
•	Annual retainer fee of $150,000 for the Chairman.
•
Annual retainer fee of $20,000 for the chair of the Audit Committee; $15,000 for the chair of the Compensation and Human Resources Committee; $12,500 for the chair of the Corporate Governance, Sustainability and Director Affairs Committee; and a $5,000 additional fee for service on more than one committee. Directors who served on our Transaction Committee during 2021 did not receive additional compensation for their service.

•	Shares of restricted stock with a fair value of approximately $145,000 on the grant date.
Each individual non-employee director serving on the Board on April 27, 2021, the date of our 2021 annual shareholders meeting, was awarded 970 shares of restricted stock with an effective grant date of May 6, 2021. On October 4, 2021, the number of shares of restricted stock held by each of our non-employee directors (other than Mr. Crandall and Ms. Walker-Lee) was increased by 47 restricted shares to a total of 1,017 restricted shares to preserve the intrinsic value of the directors’ outstanding awards in connection with the PMC acquisition. In connection with joining the Board effective October 4, 2021, Mr. Crandall and Ms. Walker-Lee were awarded 441 shares of restricted stock each with an effective grant date of November 5, 2021. The awards granted to Mr. Crandall and Ms. Walker-Lee were each pro-rated to account for each director’s partial year of Board service in 2021.

REPORT OF THE COMPENSATION AND
HUMAN RESOURCES COMMITTEE
The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management. Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended January 1, 2022.
This report of the Compensation and Human Resources Committee has been presented by the following named directors currently comprising the Committee: Anesa T. Chaibi (Chairperson), Jan A. Bertsch, Michael F. Hilton and Rakesh Sachdev.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION
The current members of the Compensation and Human Resources Committee of the Board of Directors are Anesa T. Chaibi (Chairperson), Jan A. Bertsch, Michael F. Hilton and Rakesh Sachdev. There are no interlocks among the Committee members and the Company.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of our Board is currently comprised of four directors, each of whom is independent as defined in the NYSE’s listing standards and SEC rules. The Audit Committee operates under a written charter adopted by our Board.
Our Company’s management is responsible for our Company’s internal controls and the financial reporting process, including the system of internal controls. Our Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of our Company’s audited consolidated financial statements with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee this process.
The Audit Committee has reviewed and discussed the audited consolidated financial statements of our Company with management and Deloitte & Touche LLP, our Company’s independent registered public accounting firm. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.
The Audit Committee discussed with our Company’s internal auditors and independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of our Company’s internal controls and overall quality of our Company’s financial reporting.
Based on the Audit Committee’s reviews and discussions with management, the internal auditors and the independent registered public accounting firm referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K for the year ended January 1, 2022 for filing with the SEC.
This report of the Audit Committee has been presented by the following named directors currently comprising the Committee: Stephen M. Burt (Chairperson), Jan A. Bertsch, Theodore D. Crandall and Michael F. Hilton.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS
We are seeking an advisory vote of our shareholders on the compensation of our named executive officers, as required by Section 14A of the Securities Exchange Act of 1934, as amended. Our Board recommends that you vote in favor of a resolution approving the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the tables and narrative discussion contained in this Proxy Statement on pages 24 to 64. Since the vote is advisory in nature, the results will not be binding on our Board or our Compensation and Human Resources Committee. However, if there is a significant vote against our executive compensation policies and procedures, our Board and our Compensation and Human Resources Committee will carefully evaluate whether any actions are necessary to address those concerns. We intend to hold our next advisory vote on the compensation of our named executive officers at our annual meeting in 2023.
OUR BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: RATIFICATION OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2022
Deloitte & Touche LLP has served as our independent registered public accounting firm since 2002. The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022, and this selection is being presented to shareholders for ratification. Our Board recommends to the shareholders the ratification of the selection of Deloitte & Touche LLP to audit the financial statements of our Company and our subsidiaries for fiscal 2022. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022.
If, prior to the Annual Meeting, Deloitte & Touche LLP declines to act or its engagement is otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent registered public accounting firm whose engagement for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the Annual Meeting. If the shareholders fail to ratify the appointment of Deloitte & Touche LLP, then the Audit Committee will consider it a direction to select another independent registered public accounting firm for fiscal 2022. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our Company and our shareholders. Representatives of Deloitte & Touche LLP are expected to be present (either in person or via remote participation) at the Annual Meeting to answer appropriate questions and, if they so desire, to make a statement.
Independent Auditor Fees
During the fiscal years ended January 1, 2022 and January 2, 2021, we retained and paid Deloitte & Touche LLP to provide audit and/or other services. The fees paid to Deloitte & Touche LLP for the years ended January 1, 2022 and January 2, 2021 were as follows:
Audit Fees. Fees for audit services totaled $7,604,907 in 2021 and $6,125,690 in 2020. Audit fees included fees and expenses associated with the annual audit, assessment of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally.
Audit-Related Fees. Fees for audit-related services totaled $9,757 in 2021 and $33,100 in 2020. Audit-related fees included fees for services in connection with certain statutory filings.
Tax Fees. Fees for tax services totaled $1,635,084 in 2021 and $1,132,324 in 2020. Tax fees included fees for tax return preparation and reviews, tax consultations and tax advice and planning.
All Other Fees. We paid fees of $0 in 2021 and $0 in 2020.
The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis. The Audit Committee approved 100% of the services described under the general categories of Audit-Related Fees, Tax Fees and All Other Fees in 2021. The Audit Committee does not consider the provision of these non-audit services by the independent registered public accounting firm to be incompatible with maintaining auditor independence.
OUR BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022.

OTHER MATTERS
Delinquent Section 16(a) Reports
During the fiscal year ended January 1, 2022, one Form 4 was filed late by or on behalf of Kevin J. Zaba, resulting in an amendment filed on January 18, 2022 to correct an error that was discovered in Mr. Zaba’s initial Form 4 filing dated as of October 6, 2021. The amendment was filed as soon as reasonably practical after discovery of the error.
Delivery of Proxy Materials to Households
As described in the Notice of Internet Availability of Proxy Materials that you received, the Notice of Annual Meeting of Shareholders, this proxy statement and our 2021 Annual Report to Shareholders are available online at www.proxyvote.com.
Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Notice of Internet Availability of Proxy Materials, 2021 Annual Report to Shareholders and this proxy statement. Upon oral or written request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials, 2021 Annual Report to Shareholders and this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders sharing an address may also request delivery of a single copy of the 2021 Annual Report to Shareholders or proxy statement if they are currently receiving multiple copies of such documents. Shareholders may notify our Company of their requests by calling or writing to Thomas E. Valentyn, Vice President, General Counsel and Secretary, Regal Rexnord Corporation, 200 State Street, Beloit, Wisconsin 53511, telephone number: (608) 364-8800.

SHAREHOLDER PROPOSALS
Proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) that are intended to be presented at the 2023 annual meeting of shareholders must be received by us no later than November 17, 2022 to be included in our proxy materials for that meeting.
As discussed above, in 2017, our Board amended and restated our Company’s bylaws to implement proxy access. To be considered timely, a shareholder must give written notice, complying with the Bylaws, to the Secretary of our Company not less than 120 days and not more than 150 days prior to the first anniversary of the date on which we first made available our proxy materials for the Annual Meeting. Under the bylaws, we must receive notice of a shareholder’s director nomination for the 2023 annual meeting of shareholders pursuant to the proxy access by-law provision no sooner than October 18, 2022 and no later than November 17, 2022. If the notice is received outside of that time frame, then we are not required to include the nominees in our proxy materials for the 2023 annual meeting of shareholders.
Further, a shareholder who otherwise intends to present business at the 2023 annual meeting of shareholders otherwise than pursuant to Rule 14a-8 or via the proxy access procedures (i.e., a proposal a shareholder intends to present at the 2023 annual meeting of shareholders, but does not intend to have included in our proxy materials) must comply with the requirements set forth in our Company’s bylaws. Among other things, to bring business before the 2023 annual meeting of shareholders, a shareholder must give written notice thereof, complying with the bylaws, to the Secretary of our Company not less than 45 days and not more than 70 days prior to the first anniversary of the date that this proxy statement was first mailed to shareholders. This proxy statement was first mailed to shareholders on March 17, 2022. Under the bylaws, if we do not receive notice of a shareholder proposal submitted (otherwise than pursuant to Rule 14a-8) between January 6, 2023 and January 31, 2023, then the notice will be considered untimely and we will not be required to present such proposal at the 2023 annual meeting of shareholders. If our Board nonetheless chooses to present such proposal at the 2023 annual meeting of shareholders, then the persons named in proxies solicited by our Board for the 2023 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.
By Order of the Board of Directors
REGAL REXNORD CORPORATION

Thomas E. Valentyn
Vice President, General Counsel and Secretary
We will furnish to any shareholder, without charge, a copy of our Annual Report on Form 10-K for 2021. You may obtain a copy of the Form 10-K by writing to Thomas E. Valentyn, Vice President, General Counsel and Secretary, Regal Rexnord Corporation, 200 State Street, Beloit, Wisconsin 53511 or on our Company’s website at www.regalrexnord.com.

SCAN TO
VIEW MATERIALS & VOTE

REGAL REXNORD CORPORATION
200 STATE STREET
BELOIT, WI 53511-6254

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 25, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and mail it in the postage-paid envelope we provided in time for it to be received by 6:00 P.M. Eastern Time, Friday, April 22, 2022 or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by 6:00 P.M. Eastern Time, Friday, April 22, 2022.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D68531-P68326-Z81975

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REGAL REXNORD CORPORATION

The Board of Directors recommends a vote FOR all director nominees listed below and FOR Proposals 2 and 3.

Election of Directors

1. The election of directors whose terms would expire in 2023.	For	Against	Abstain
1a. Jan A. Bertsch	☐	☐	☐
1b. Stephen M. Burt	☐	☐	☐
1c. Anesa T. Chaibi	☐	☐	☐
1d. Theodore D. Crandall	☐	☐	☐
1e. Christopher L. Doerr	☐	☐	☐
1f. Michael F. Hilton	☐	☐	☐
1g. Louis V. Pinkham	☐	☐	☐
1h. Rakesh Sachdev	☐	☐	☐
1i. Curtis W. Stoelting	☐	☐	☐
1j. Robin A. Walker-Lee	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

REGAL REXNORD CORPORATION

Dear Shareholder:

You are cordially invited to attend the Regal Rexnord Corporation Annual Meeting of Shareholders to be held at 9:00 A.M. Central Time on Tuesday, April 26, 2022. The accompanying Notice of Annual Meeting and Proxy Statement contains detailed information as to the formal business to be transacted at the meeting.

Whether or not you plan to attend the meeting, it is important that these shares be voted. Accordingly, please complete, sign and date the proxy card on the reverse side and return it in the enclosed postage-paid envelope. In the alternative, you have the option to vote these shares by the Internet or telephone as indicated on the reverse side or by attending the meeting and voting in person.

Sincerely,

REGAL REXNORD CORPORATION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D68532-P68326-Z81975

PROXY

REGAL REXNORD CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON APRIL 26, 2022
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Louis V. Pinkham and Thomas E. Valentyn or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of REGAL REXNORD CORPORATION (the "Company") held of record by the undersigned as of the close of business on March 4, 2022 at the Annual Meeting of Shareholders to be held on April 26, 2022, at 9:00 A.M. Central Time, or any adjournment or postponement thereof (the "Annual Meeting").

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES LISTED IN ITEM 1 AND "FOR" THE PROPOSALS IN ITEMS 2 AND 3. THE PROXIES ARE AUTHORIZED IN THEIR DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Please mark, sign, date and return this card promptly using the enclosed envelope.

SEE REVERSE SIDE

Continued and to be signed on Reverse Side

SEE REVERSE SIDE